Exhibit 10.1

ASSET PURCHASE AGREEMENT

by and between

INCISIVE MEDIA PLC

and

JUPITERMEDIA CORPORATION

August 2, 2005

Table of Contents

ARTICLE I SALE OF ASSETS AND TERMS OF PAYMENT		1

1.01	Assets Being Sold	1

1.02	Excluded Assets	4

1.03	Assumed Liabilities	4

1.04	Excluded Liabilities	5

1.05	Payment	6

1.06	Allocation of the Purchase Price	6

1.07	Purchase Price Adjustments	7

1.08	Absolute Sale	9

1.09	Consents	9

1.10	Bulk Sales Laws	10

ARTICLE II RELATED AGREEMENTS		10

2.01	Escrow Agreement	10

2.02	Assignment, Bill of Sale and Assumption	10

2.03	Trademark Assignment	10

2.04	Transition Services Agreement	10

2.05	Assignment of Consulting Agreements	10

2.06	Cash Realisation Agreement	11

2.07	Incisive Side Letter Agreement	11

2.08	RBS Side Letter	11

2.09	Incisive Side Letter	11

ARTICLE III REPRESENTATIONS AND WARRANTIES OF SELLER		11

3.01	Organization and Good Standing	11

3.02	Authorization, Compliance with Other Instruments and Law	11

3.03	Financial Statements	12

3.04	Operation of the Seller in the Ordinary Course	13

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3.05	Tax Matters	14

3.06	Material Contracts and Commitments	14

3.07	Licenses, Permits and Authorizations	15

3.08	Title to Purchased Assets	16

3.09	Transferred Intellectual Property	16

3.10	[Intentionally Omitted]	18

3.11	Litigation and Other Claims	18

3.12	Material Adverse Events	18

3.13	Sufficiency of Purchased Assets	18

3.14	Compliance with Laws	18

3.15	Insurance	18

3.16	Accounts Receivable	19

3.17	Labor Matters	19

3.18	Condition of Purchased Assets	20

3.19	Absence of Certain Payments	20

3.20	Delegates and Subscribers	20

3.21	Full Disclosure	21

3.22	Subsidiaries	21

3.23	San Jose and Chicago Conference Events	21

ARTICLE IV REPRESENTATIONS, WARRANTIES AND COVENANTS OF BUYER		21

4.01	Organization	21

4.02	Due Authorization	21

4.03	Consents	22

4.04	Financing	22

ARTICLE V COVENANTS PENDING CLOSING		22

5.01	Conduct of SES Business Prior to the Closing	22

5.02	Access to Information	23

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5.03	Consents	23

5.04	Public Announcements	23

5.05	Confidentiality.	24

5.06	Related Agreements	25

5.07	No-Shop	25

5.08	Efforts to Close	25

5.09	Filings and Approvals	25

5.10	Financing	25

5.11	Notice of Developments	25

5.12	Software License	26

ARTICLE VI CLOSING CONDITIONS		26

6.01	Conditions to Each Party’s Obligations to Effect the Transactions Contemplated Hereby	26

6.02	Conditions to the Obligations of the Seller to Effect the Transactions Contemplated Hereby	26

6.03	Conditions to the Obligations of the Buyer to Effect the Transactions Contemplated Hereby	27

ARTICLE VII THE CLOSING		28

7.01	Time and Place of Closing	28

7.02	Closing	29

ARTICLE VIII TRANSFERRED EMPLOYEES		29

8.01	Employment with the Seller; Transferred Employees	29

8.02	Comparable Employee Benefits	31

8.03	Vacation	31

8.04	Third Parties	32

ARTICLE IX WORKERS’ COMPENSATION		32

9.01	Workers’ Compensation	32

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ARTICLE X POST-CLOSING COVENANTS		32

10.01	Further Assurances	32

10.02	Commissions and Fees	33

10.03	Sales, Transfer and Use Taxes	33

10.04	Nondisclosure; Noncompetition	34

10.05	Indemnification	35

10.06	Defense of Claims	36

10.07	Expenses	38

ARTICLE XI MISCELLANEOUS		38

11.01	Binding Effect	38

11.02	No Assignment	38

11.03	Counterparts	38

11.04	Governing Law	39

11.05	Suits in New York	39

11.06	Survival	39

11.07	Notices	39

11.08	Amendment and Modification	40

11.09	Waiver of Compliance	40

11.10	Interpretation	40

11.11	Entire Agreement	41

11.12	Severability of Covenants	41

11.13	No Third-Party Beneficiaries	41

ARTICLE XII TERMINATION AND ABANDONMENT		41

12.01	Termination	41

12.02	Procedure and Effect of Termination	42

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SCHEDULES

Schedule	Description
1.01(a)	Intellectual Property

1.01(b)	Equipment or Assets Primarily Related to the SES Business

1.01(c)	Purchased Material Contracts

1.01(e)	Governmental Licenses, Permits and Authorizations

1.01(f)	Accounts Receivable

1.01(g)	Cash Receipts

1.01(h)	Prepaid Expenses

1.02	Excluded Assets

1.03	List of Refund Requests with Refund Request Break Down

2.05	Consulting Agreements

3.02	Liens and Encumbrances

3.03	Financial Statements

3.04	Operation of SES Business in Ordinary Course

3.05	Tax Matters

3.06	Material Contracts in connection with SES Business

3.07	Licenses, Permits and Authorizations

3.08	Title Exceptions

3.09(b)	Third Party Complaints for Infringement

3.09(c)	Patent or Registration issued to the Seller with respect to Transferred Intellectual Property

3.09(d)	Items of Transferred Intellectual Property used by the Seller pursuant to Licenses, Sublicenses, Agreement or Permission

3.09(f)	The Mailing Lists

3.11	Litigation and Other Claims

3.13	Sufficiency of Purchased Assets

3.15	Insurance

3.16	Accounts Receivable

3.17	Labor Matters

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3.20	Customers of the Seller’s SES Business that have paid for Upcoming Conference Events.

5.03	List of all Consents required from Third Parties including Governmental Authorities to Consummate the Transaction Contemplated by this Agreement

10.02	Commissions and Fees

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EXHIBITS

Exhibit	Description
A	Form of Escrow Agreement

B	Form of Assignment, Bill of Sale and Assumption Agreement

C	Form of Trademark Assignment

D	Form of Transition Services Agreement

E	Form of Cash Realisation Agreement

F	Side Letter Agreement

G	RBS Side Letter

H	Incisive Side Letter

Appendix I	Definitions

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ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (the “Agreement”) is made the 2nd day of August, 2005 by and between JUPITERMEDIA CORPORATION, a Delaware corporation with its principal place of business at 23 Old Kings Highway South, Darien, Connecticut -06820 (the “Seller”) and INCISIVE MEDIA PLC, a limited company registered in England and Wales with its principal place of business at Haymarket House, 28-29 Haymarket, London, SW1Y 4RX, UK (the “Buyer”).

WHEREAS, the Seller maintains a business which is engaged in organizing Search Engine Strategies conferences and trade shows using the Search Engines Strategies name (the “Conferences”), maintains the ClickZ.com network of websites, which includes the SearchEngineWatch.com and SEMlist.com websites (the “Websites”) and is engaged in advertising activities (the Conferences together with the Websites and the advertising activities, the “SES Business”); and

WHEREAS, the Buyer desires to acquire and the Seller desires to sell certain assets and liabilities of the Seller representing the SES Business under the terms and conditions set forth herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties, intending to be legally bound, agree as follows:

ARTICLE I

SALE OF ASSETS AND TERMS OF PAYMENT

1.01 Assets Being Sold. The Seller agrees to sell and the Buyer agrees to purchase at the Closing all right, title, and interest to all of the assets (other than the Excluded Assets) constituting the SES Business as they shall exist on the Closing Date including, without limitation, the following assets (whether now owned or hereafter acquired prior to the Closing Date) to the extent that such assets relate primarily to the SES Business (the “Purchased Assets”):

(a) Intellectual Property. (i) all trademarks, service marks, trade dress, logos, slogans, brands, trade names, internet domain names, including the names Search Engine Strategies (also used in the abbreviated form of SES), SearchEngineWatch.com (also used in the abbreviated form of SEW), ClickZ.com and SEMlist.com, SES and SEW, together with all translations, adaptations, derivations, and combinations thereof, including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (ii) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (iii) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, processes and techniques, technical data, designs, drawings, specifications, house file databases, mailing lists, customer and supplier lists, pricing and cost information, business and marketing plans and proposals, (iv) all advertising and promotional materials, (v) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (vi) all other proprietary rights, (vii) Website content and (viii) all copies and tangible embodiments of all of the foregoing, in whatever form or medium, and all goodwill associated therewith, licenses and sublicenses granted and obtained with respect thereto, rights thereunder, remedies against infringements thereof, and rights to protection of interests therein under the laws of all jurisdictions, in each case only as related primarily to the SES Business and as are listed on Schedule 1.01(a) hereto. The assets described in the foregoing clauses (a)(i) through (viii) and set forth on Schedule 1.01(a) are collectively referred to herein as the “Transferred Intellectual Property”.

(b) Equipment, furniture etc. All equipment, computers, transportation vehicles, furniture, fixtures and leasehold improvements of the Seller that are (i) related primarily to the SES Business and (ii) set forth on Schedule 1.01(b) hereto.

(c) Contracts and Commitments. Subject to the provisions of Section 1.09 hereof, all pending and executory contracts, agreements, commitments and understandings of the Seller related primarily to the SES Business, including, without limitation, those with respect to (i) confidentiality of information relating primarily to the SES Business supplied to potential purchasers of the SES Business, all secrecy or other agreements with others related primarily to the SES Business, including employees, relating to disclosure, assignment or patenting of any proprietary rights or technical know-how; (ii) the purchase of supplies or services, including, without limitation, any warranties running with such supplies or services, (iii) the sale of services or products, (iv) and the Material Contracts listed on Schedule 1.01(c), attached hereto.

(d) Books and Records. All books and records, studies, reports, and printed materials, including customer lists of exhibitors and attendees at Conferences, lists of visitors and subscribers to the Websites, databases, sales and credit records, marketing, advertising and sales material, literature, catalogues and other publications, supplier lists, customer lists, mailing lists, financial records and personnel and payroll records of the Seller, in each case related primarily to the SES Business (but, with respect to personnel and payroll records, only of the Transferred Employees and as permitted by law), but excluding all such books and records of the Seller and copies of any electronic or printed materials which the Seller has to keep under statutory or regulatory requirements.

(e) Governmental Licenses, Permits and Authorizations. To the extent assignable, all licenses, approvals, permits, authorizations, registrations, certificates, variances, and similar rights related to the SES Business obtained from governments and governmental agencies, if any, a complete list of which is set forth in Schedule 1.01(e) hereto.

(f) Accounts Receivable. All of the Seller’s accounts receivable related primarily to the SES Business (“Accounts Receivable”) including Accounts Receivable for Registration Fees, Exhibitor Fees, Sponsorship Fees, Subscription Fees and Advertising Fees (“Fees”) arising in connection with all SES Business activities, including Conference Events, subscriptions and advertising scheduled to occur after the Closing Date but excluding (i) Accounts Receivable arising in connection with all SES Business activities, including Conference Events, subscriptions and advertising that took place prior to the Closing (ii) any Accounts Receivable in connection with the San Jose Conference and (iii) Accounts Receivable that are intercompany Accounts Receivable. Schedule 1.01(f) sets forth details of all Accounts Receivable referred to in this Section 1.01(f) (other than the Accounts Receivable set forth in subsection (iii)) with a break down of the amounts due, the Persons from whom they are due, the Conference Events or other SES Business activities for which they are due.

(g) Cash Receipts. All of the Seller’s receipts in cash (“Cash Receipts”), related primarily to the SES Business activities, including Fees collected in connection with all SES Business activities, including Conference Events, subscriptions and advertising scheduled to occur after the Closing Date but excluding (i) Cash Receipts arising in connection with all SES Business activities, including Conference Events, subscriptions and advertising that took place prior to the Closing, (ii) Cash Receipts in connection with the San Jose Conference and (iii) Cash Receipts collected prior to Closing in respect of all Conference Events scheduled to occur after the Closing Date as set forth on Schedule 1.01(g); provided, however that such Cash Receipts do not exceed $300,000 in the aggregate; provided further, however, that Cash Receipts in connection with the SearchEngineWatch.com paid newsletter shall be set forth on Schedule 1.01(g) but shall not be counted towards the $300,000 limitation. In addition, Schedule 1.01(g) details all Cash Receipts referred to in this Section 1.01(g) with a break down of the amounts of the Cash Receipts collected, the Persons from whom they were collected, the Conference Events for which they were collected and the dates on which they were collected.

(h) Prepaid Expenses. All of the Seller’s prepaid expenses (“Prepaid Expenses”) related primarily to the SES Business activities, including Prepaid expenses in connection with all SES Business activities, including Conference Events, subscriptions and advertising scheduled to occur after the Closing Date but excluding (i) Prepaid Expenses arising in connection with all SES Business activities, including Conference Events, subscriptions and advertising that took place prior to the Closing and (ii) Prepaid Expenses in connection with the San Jose Conference. Schedule 1.01(h) sets forth details of all Prepaid Expenses referred to in this Section 1.01(h) with a break down of the amounts of the Prepaid Expenses, the Persons to whom such Prepaid Expenses are attributable, and the Conference Events to which they are attributable.

(i) Intangible Assets. The SES Business as a going concern and the goodwill solely in respect thereof, and all claims, causes of action, choses in action, rights of recovery, rights of set off, and rights of recoupment, related primarily to the SES Business.

(j) Other Assets. All other assets, properties, and rights of every kind and nature related primarily to the SES Business owned or held by the Seller or in which the

Seller has an interest on the Closing Date, known or unknown, fixed or unfixed, accrued, absolute, contingent or otherwise, whether or not specifically referred to in this Agreement, other than the Excluded Assets.

1.02 Excluded Assets. Notwithstanding the foregoing, the Purchased Assets shall not include (i) Accounts Receivable arising in connection with SES Business activities, including Conference Events, subscriptions and advertising that took place prior to the Closing, (ii) all receipts in kind (“Barter Receipts”) collected prior to the Closing Date pursuant to the Material Contracts set forth on Schedule 3.06 (the “Barter Agreements”), (iii) Accounts Receivable in connection with the San Jose Conference, (iv) Accounts Receivable that are intercompany Accounts Receivable, (v) Cash Receipts arising in connection with SES Business activities, including Conference Events, subscriptions and advertising that took place prior to the Closing, (vi) Cash Receipts in connection with the San Jose Conference, (vii) Cash Receipts collected prior to Closing in respect of all Conference Events scheduled to occur after the Closing Date as set forth on Schedule 1.01(g); provided, however, that such Cash Receipts do not exceed $300,000 in the aggregate; provided further, however, that Cash Receipts in connection with the SeachEngineWatch.com paid newsletter shall be set forth as Schedule 1.01(g) but shall not be counted toward the $300,000 limitation, (viii) Prepaid Expenses in connection with all SES Business activities, including Conference Events, subscriptions and advertising that took place prior to the Closing, (ix) Prepaid Expenses in connection with the San Jose Conference, (x) the corporate charter, qualifications to conduct business as a foreign corporation, arrangements with registered agents relating to foreign qualifications, taxpayer and other identification numbers, any information related to Taxes other than information relating to any Tax on a Purchased Asset, seals, minute books, stock transfer books, blank stock certificates, and other documents relating to the organization, maintenance, and existence of the Seller as a corporation and (xi) any of the assets, even to the extent related to the SES Business, as set forth in Schedule 1.02 (collectively, the “Excluded Assets”).

1.03 Assumed Liabilities. On and subject to the terms of this Agreement, and subject to the Excluded Liabilities set forth in Section 1.04 of this Agreement, the Buyer agrees to assume and become responsible for the following liabilities (the “Assumed Liabilities”) at Closing: (a) accounts payable and accrued expenses related primarily to the SES Business (“Accounts Payable”) in connection with SES Business activities, including Conference Events, subscriptions and advertising scheduled to occur after the Closing Date, but excluding Accounts Payable in connection with (i) all SES Business activities, including Conference Events, subscriptions and advertising that took place prior to Closing, (ii) the San Jose Conference and (iii) intercompany Accounts Payable, (b) all liabilities related primarily to the SES Business arising after the Closing, including, without limitation, all such liabilities arising during and after the Transition Period, (c) all obligations of the Seller related primarily to the SES Business under the agreements, contracts, leases, licenses, and other arrangements referred to in Section 1.01(c) including (i) to furnish services and other non-cash benefits to other parties after the Closing including the obligation to perform services paid for by subscribers, exhibitors, sponsors and advertisers to the Conferences or Websites and the obligation to perform services pursuant to the Barter Agreements to the extent such obligations are to be performed on or after the Closing Date, (ii) to pay for goods, services, and other non-cash benefits furnished or provided by third parties and used by the SES Business after the Closing, and (iii) to refund moneys paid by customers or subscribers for

Conference bookings, sponsorships, exhibit space, advertising or newsletter subscriptions as and when reasonably demanded by such subscribers and customers in the Ordinary Course of Business and refund demands arising after Closing (the “Refund Requests”, (d) any obligations arising on or after the Closing Date with respect to Transferred Employees, and (e) the obligations under sections II(1)B (maintaining a Web page), II(1)C (exhibitor rights), and II(1)D (advertising rights) of that certain draft Settlement Agreement (the “Settlement Agreement”) between APR Network, Inc. and the Seller, an unsigned copy of which was furnished to the Buyer on June 22, 2005 relating to the lawsuit entitled APR Network, Inc. v. Jupitermedia Corp. in the United District Court for the Central District of California (“Court”) Civil Action No. CV 04-7578 DSF (RNBX) (the “APR Action”). An executed copy of the Settlement Agreement together with a copy of the Stipulation of Settlement executed by counsel to APR and counsel to the Seller as filed in Court has been delivered to the Buyer and is attached herewith on Schedule 3.11. Set forth on Schedule 1.03 attached hereto is a list of Refund Requests with a break down of the amounts of refunds requested and the names of the Persons requesting the refunds.

1.04 Excluded Liabilities. Notwithstanding the foregoing, the Assumed Liabilities shall not include: (i) all Accounts Payable, including without limitation Accounts Payable relating to costs of sales, costs of advertising, costs of promotion and costs of selling and general and administrative costs (“Costs”) in connection with all SES Business activities, including Conference Events, subscriptions and advertising that took place prior to the Closing, (ii) all Accounts Payable and Refund Requests in connection with the San Jose Conference, (iii) Tax liabilities of the Seller or any member of any consolidated, affiliated, combined or unified group of which the Seller is a member provided that Transfer Taxes and Apportioned Obligations shall be paid in the manner set forth in Section 10.03, (iv) any liabilities or obligations arising out of, resulting from, or relating to claims, whether founded upon negligence, breach of warranty, strict liability in tort, workers’ compensation or any other similar legal theory, seeking compensation or recovery for or relating to injury to person or damage to property arising out of or related to any events related primarily to the SES Business prior to the Closing Date, (v) except as provided in Section 1.03(e), any Adverse Consequences (as such term is defined in Appendix 1) arising out of, resulting from or relating to any litigation, proceedings, actions, arbitrations, claims or investigations at law or in equity or by or before any governmental agency pending or threatened against the Seller as of the Closing Date, (vi) any liabilities or obligations arising prior to the Closing with respect to the SES Business Employees, including, without limitation, all obligations for salary, benefits workers’ compensation and premiums and other compensation which accrue prior to the Closing, unpaid commissions, unpaid payroll obligations, employee relocation packages and accrued travel and expense obligations, except for severance pay due, if any, to SES Business Employees to whom Buyer does not extend an offer of employment as of the Closing Date or the Expiration Date, as applicable, pursuant to Section 8.01 hereof or who Buyer directs Seller to terminate during the period between the Closing Date and the Expiration Date, (vii) any liability (whether asserted or unasserted, accrued or unaccrued, whether absolute or contingent, whether liquidated or unliquidated and whether due or to become due) of the Seller, or of any person included in the same controlled group of corporations or who is under common control with the Seller within the meaning of section 414 of the Code (an “ERISA Affiliate”), arising out of, resulting from, or related to any “employee benefit plan”, as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974 (“ERISA”),

maintained by the Seller or any ERISA Affiliate of the Seller, or to or under which the Seller or any ERISA Affiliate of the Seller was obligated to make contributions or pay benefits, at any time prior to the Closing, except as otherwise provided in the penultimate sentence of Section 8.02, (viii) lines of credit of the Seller in existence prior to the Closing, (ix) any consultant agreements of the Seller in existence prior to the Closing except as set forth on Schedule 2.05 the liabilities of which Buyer is assuming only insofar as they arise from activities incurred after the Closing Date, (x) any obligation of the Seller to indemnify any person by reason of the fact that such person was a director, officer, employee, or agent of the Seller, (xi) any liability of the Seller for costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby, (xii) obligations of the Seller related to the SES Business not incurred in the Ordinary Course of Business after the date of the SES Business’ Statement of Assets and Liabilities and (xiii) any other liabilities not specifically included in the Assumed Liabilities, (collectively, the “Excluded Liabilities”).

1.05 Payment.

(a) The Purchase Price (the “Purchase Price”) for the Purchased Assets shall be in the amount of US $43,000,000 (FORTY THREE MILLION US DOLLARS), as may be adjusted pursuant to Section 1.07, plus the assumption, performance and discharge of the Assumed Liabilities. $42,000,000 (FORTY TWO MILLION US DOLLARS) of the Purchase Price (as may be adjusted pursuant to Section 1.07) shall be satisfied at Closing in accordance with the Side Letter Agreement and $1,000,000 (ONE MILLION US DOLLARS) (the “Escrow Amount”) shall be paid at Closing into an escrow account (the “Escrow Account”). The Escrow Amount will be available to satisfy any amounts owed by the Seller to the Buyer under this Agreement in accordance with the terms of an Escrow Agreement to be entered into on the Closing Date between the Seller, the Buyer and JPMorgan Chase Bank, N.A. (the “Escrow Agent”) in substantially the form attached hereto as Exhibit A (the “Escrow Agreement”) and shall be held, invested and disbursed in accordance with terms thereof.

(b) Assumption of Assumed Liabilities. At the Closing, the Buyer shall assume and agree to perform and discharge the Assumed Liabilities.

1.06 Allocation of the Purchase Price.

(a) As soon as practicable after the Closing, the Seller shall deliver to the Buyer a statement (the “Allocation Statement”), allocating the Purchase Price (plus Assumed Liabilities, to the extent properly taken into account under Section 1060 of the Code) among the Purchased Assets in accordance with Section 1060 of the Internal Revenue Code of 1986, as amended (the “Code”). If within 30 days after the delivery of the Allocation Statement the Buyer notifies the Seller in writing that the Buyer objects to the allocation set forth in the Allocation Statement, the Buyer and the Seller shall use commercially reasonable efforts to resolve such dispute within 20 days. In the event that the Buyer and the Seller are unable to resolve such dispute within 20 days, the Buyer and the Seller shall jointly retain a nationally recognized accounting firm (the “Accounting Referee”) to resolve the disputed items. Upon resolution of the disputed items, the allocation reflected on the Allocation Statement shall be adjusted to reflect such resolution. The costs, fees and expenses of the Accounting Referee shall be borne equally by the Buyer and the Seller.

(b) The Seller and the Buyer agree to (i) be bound by the Allocation Statement and (ii) act in accordance with the Allocation Statement in the preparation, filing and audit of any Tax Return (including filing Form 8594 with its federal income Tax Return for the taxable year that includes the date of the Closing).

(c) If an adjustment is made with respect to the Purchase Price pursuant to Section 1.07, the Allocation Statement shall be adjusted in accordance with Section 1060 of the Code and as mutually agreed by the Buyer and the Seller. In the event that an agreement is not reached within 20 days after the determination of Closing Net Working Capital, any disputed items shall be resolved in the manner described in Section 1.07. The Buyer and the Seller agree to file any additional information return required to be filed pursuant to Section 1060 of the Code and to treat the Allocation Statement as adjusted in the manner described in this Section 1.06(c).

1.07 Purchase Price Adjustments.

(a) Net Working Capital Adjustment. Not more than five (5) business days prior to the Closing Date, the Seller shall prepare, or cause to be prepared, and shall deliver to the Buyer, as of the date hereof, the Seller’s good faith estimate (the “Estimated Net Working Capital”) as of the Closing of (x) current assets (defined as Accounts Receivable as defined in Section 1.01(f)) (but excluding Accounts Receivable relating to all SES Business activities, including Conference Events, subscriptions and advertising scheduled to take place after Closing) and Prepaid Expenses as defined in Section 1.01(h) (but excluding Prepaid Expenses relating to all SES Business activities, including Conference Events, subscriptions and advertising scheduled to take place after the Closing), minus (y) Accounts Payable as defined in Section 1.03(a) but excluding Accounts Payable relating to all SES Business activities, including Conference Events, subscriptions and advertising scheduled to occur after the Closing Date and excluding Refund Requests of the SES Business (the “Net Working Capital”). The Estimated Net Working Capital shall be determined in accordance with the same accounting principles, policies, methodologies and practices used in preparing the SES Business Financial Statements and shall be accompanied by work sheets that provide calculations and backup documentation that form the basis of such estimate. If the Estimated Net Working Capital is less than or more than $0, then the $42,000,000 cash payment to be made by the Buyer to the Seller on the Closing Date pursuant to Section 1.05(a) shall be decreased or increased, respectively, by the amount of such difference on a dollar for dollar basis (such Closing Date cash payment as so decreased or increased, the “Initial Closing Date Payment”).

(b) Not more than sixty (60) days after the Closing, the Seller shall prepare, or cause to be prepared, and shall deliver to the Buyer, a statement (the “Closing Net Working Capital Statement”) setting forth the Net Working Capital of the SES Business as of the close of business on the Closing Date (the “Closing Net Working Capital”). The Closing Net Working Capital Statement shall be prepared in accordance with the same accounting principles, policies, methodologies and practices used in preparing the SES Business Financial Statements). The Buyer shall be responsible for the costs and expenses associated with the preparation of the Closing Net Working Capital Statement.

(c) If within thirty (30) days following delivery of the Closing Net Working Capital Statement, the Buyer has not given the Seller written notice of the Buyer’s objection (a “Notice of Objection”) to the computation of the Closing Net Working Capital, then the Closing Net Working Capital Statement shall be binding and conclusive on the parties and shall for all purposes be used to determine any adjustment to the Initial Closing Date Payment pursuant to Section 1.07(e). Any Notice of Objection shall specify in reasonable detail the basis for the objection or objections set forth therein. Any Notice of Objection shall include only objections based on (i) mathematical errors in the computation of Closing Net Working Capital, or (ii) the Closing Net Working Capital Statement not having been prepared or the Closing Net Working Capital not having been calculated in accordance with clause (b) above. During such 30-day period, the Buyer shall be permitted to review the working papers of the Seller relating to the preparation of the Closing Net Working Capital Statement and the determination of the Closing Net Working Capital.

(d) If the Buyer provides the Notice of Objection to the Seller within such 30-day period, the Seller and the Buyer shall during the thirty (30) day period following the Seller’s receipt of the Notice of Objection attempt in good faith to resolve the objections specified in the Notice of Objection. During such 30-day period, the Seller shall be permitted to review the working papers of the Buyer relating to the Notice of Objection and the basis therefor. If the Seller and the Buyer are unable to resolve all such objections within such 30-day period, the matters remaining in dispute shall be submitted to a nationally recognized independent public accounting firm mutually agreed upon and jointly engaged by the Seller and the Buyer. If the Seller and the Buyer are unable to so agree within ten (10) days after the end of such 30-day period, then the Seller and the Buyer shall each select a nationally recognized independent public accounting firm and such firms shall jointly select a third nationally recognized independent public accounting firm to be jointly engaged by the Seller and the Buyer to resolve the disputed matters (such selected firm being the “Independent Expert”). The parties shall instruct the Independent Expert to resolve the disputed matters in accordance with the terms of and principles set forth in this Section 1.07 and to render its reasoned written decision as promptly as practicable but in no event later than sixty (60) days after its selection. The resolution of disputed items by the Independent Expert shall be final and binding, and the determination of the Independent Expert shall constitute an arbitral award that is final, binding and non-appealable and upon which a judgment may be entered by a court having jurisdiction thereover. The Buyer, on the one hand, and the Seller, on the other hand, shall be responsible for 50% of the fees and expenses of the Independent Expert.

(e) Within five (5) business days after the calculation of the Closing Net Working Capital has become final and binding in accordance with this Section 1.07, if the amount of Closing Net Working Capital is less than the Estimated Closing Net Working Capital then the Seller shall pay to the Buyer an amount in cash equal to the difference between the Closing Net Working Capital and the Estimated Closing Net

Working Capital, with interest from the Closing Date to the date of payment at a rate of 6% per annum. Any payment required to be made pursuant to this Section 1.07 shall be made by wire transfer of immediately available funds to an account designated in writing by the party or parties entitled to receive the payment.

(f) Within five (5) business after the calculation of the Closing Net Working Capital has become final and binding in accordance with this Section 1.07, if the amount of Closing Net Working Capital is greater than the Estimated Closing Net Working Capital then the Buyer shall pay to the Seller an amount in cash equal to the difference between the Closing Net Working Capital and the Estimated Closing Net Working Capital, with interest from the Closing Date to the date of payment at a rate of 6% per annum. Any payment required to be made pursuant to this Section 1.07(f) shall be made by wire transfer of immediately available funds to an account designated in writing by the party or parties entitled to receive the payment.

1.08 Absolute Sale. The Seller agrees that the sale, conveyance, transfer and delivery of the Purchased Assets to the Buyer shall be free and clear of all title defects, liabilities, obligations, liens, encumbrances, charges and claims of any kind, except any liabilities and obligations expressly assumed by the Buyer pursuant to Section 1.03 hereof and the title exceptions listed in Schedule 3.08 hereto.

1.09 Consents. From the date of this Agreement until the Closing Date, the Seller shall use reasonable best efforts to obtain and provide to the Buyer all third party consents required, if any, to consummate the transactions contemplated by this Agreement, including the assignment of all contracts or agreements listed on Schedule 5.03 hereof. If a third party contract cannot be assigned to the Buyer except by an agreement or novation with, or consent to the assignment from, one or more third parties:

(a) this Agreement does not constitute an assignment or attempted assignment of such third party contract;

(b) the Seller shall at the Buyer’s request use reasonable best efforts with the cooperation of the Buyer as required to procure such novation or consent;

(c) unless and until the third party contracts are novated or assigned with effect from the Closing Date:

(i) the Seller will hold the benefit of the third party contracts in trust for the Buyer and give all reasonable assistance to the Buyer to enable the Buyer to enjoy the benefits of the third party contracts and to enforce its rights under them; and

(ii) the Buyer will perform the third party contracts in accordance with their terms and conditions as sub-contractor to the Seller so long as the Buyer receives the full benefit of such third party contracts, and

(d) if it is unlawful for the Seller to hold the benefit of a third party contract in trust for the Buyer and/or for the Buyer to perform the contract as sub-contractor to the Seller:

(i) this Agreement does not constitute a declaration of trust over the third party contracts and/or (as the case may be) the appointment or attempted appointment of a sub-contractor under the third party contract; and

(ii) the Seller and the Buyer shall each use reasonable best efforts to do or procure to be done all such further acts and things and execute or procure the execution of all such other documents as may be necessary in order (as nearly as may be possible to put the Seller and the Buyer in the position in which they would have been had the benefit of the third party contracts passed to the Buyer on the Closing Date.

1.10 Bulk Sales Laws. The Seller and the Buyer hereby waive compliance with the provisions of any applicable bulk sales laws; provided, however, that the Seller agrees to discharge when due or to contest or litigate all claims of creditors which are asserted against the Buyer or the Purchased Assets by reason of such noncompliance, to jointly and severally indemnify, defend and hold harmless the Buyer from and against any and all such claims in the manner provided in Section 10.05(a) hereof, and to take promptly all necessary action to remove any lien or encumbrance which is placed on the Purchased Assets by reason of such noncompliance.

ARTICLE II

RELATED AGREEMENTS

Simultaneously with the Closing hereunder the following agreements shall be executed and delivered:

2.01 Escrow Agreement. Escrow Agreement by and among the Seller, the Buyer and JPMorgan Chase Bank, N.A., substantially in the form attached as Exhibit A;

2.02 Assignment, Bill of Sale and Assumption. Assignment, Bill of Sale and Assumption Agreement by and between the Seller and the Buyer, substantially in the form attached as Exhibit B (the “Assignment, Bill of Sale and Assumption”);

2.03 Trademark Assignment. Trademark Assignment Agreement by and between the Seller and the Buyer, substantially in the form attached as Exhibit C (the “Trademark Assignment”);

2.04 Transition Services Agreement. Transition Services Agreement by and between the Seller and the Buyer, substantially in the form attached as Exhibit D;

2.05 Assignment of Consulting Agreements. The assignment of the Consulting Agreements with the persons set forth on Schedule 2.05, which agreements are attached to Schedule 2.05 (as such agreements are amended or as may be amended after the date hereof).

Simultaneously with signing the execution and delivery Agreement, the following documents shall be executed and delivered:

2.06 Cash Realisation Agreement. Cash Realisation Agreement, substantially in the form attached hereto as Exhibit E (the “Cash Realisation Agreement”).

2.07 Incisive Side Letter Agreement. Side Letter Agreement, dated as of the date of this Agreement, executed by the Buyer and the Seller, a copy of which is attached hereto as Exhibit F (the “Side Letter Agreement”).

2.08 RBS Side Letter. Side Letter, dated as of the date of this Agreement, executed by the Royal Bank of Scotland and delivered to the Seller, a copy of which is attached hereto as Exhibit G (the “RBS Side Letter”).

2.09 Incisive Side Letter. Side Letter dated as of the date of this Agreement, executed by the Buyer and delivered to the Seller, a copy of which is attached hereto as Exhibit H (the “Incisive Side Letter”).

The agreements referred to in Sections 2.01 to 2.09 are collectively referred to as the “Related Agreements”.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLER

The Seller represents and warrants to Buyer that the statements contained in this Article III are correct and complete (after giving effect to any qualifications contained therein):

3.01 Organization and Good Standing. The Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has the corporate power and authority to own and operate its properties and assets (including the Purchased Assets) and to conduct the SES Business as it is now being conducted. The Seller is duly qualified to do business in all other jurisdictions in which the Seller owns, leases or operates property comprising the Purchased Assets or otherwise conducts the SES Business except where the failure to be so qualified will not be materially adverse to the Purchased Assets taken as a whole.

3.02 Authorization, Compliance with Other Instruments and Law. The Seller has full corporate power and authority to enter into this Agreement and the Related Agreements, to consummate the transactions contemplated hereby and thereby and to perform its obligations hereunder and thereunder. The execution, delivery and performance of this Agreement and the Related Agreements and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of the Seller. This Agreement has been duly executed and delivered by the Seller, and is a valid and legally binding obligation of the Seller enforceable against the Seller in accordance with its terms and the Related Agreements will, when executed and delivered by the Seller at Closing, constitute valid and binding obligations of the Seller enforceable against the Seller in accordance with their respective terms, in each case except where such enforcement may be limited by applicable bankruptcy, insolvency, moratorium, or similar laws from time to time in effect which affect creditors’ rights generally and by legal and equitable limitations on the enforceability of specific remedies. The execution, delivery and performance of this Agreement and the Related Agreements will not (i) conflict with or result in a breach or violation of any provision of the Certificate of Incorporation or By-Laws of the Seller or of any order, writ, injunction, judgment, decree, law, statute, rule or regulation to which the Seller is a party or by which the Seller or the Purchased Assets may be bound or affected; or (ii) except as set forth in Schedule 3.02, result in a default (or give rise to any right of termination, cancellation or acceleration) or result in the creation of any Lien in or to the Purchased Assets under the terms, conditions or provisions of any note, bond, mortgage, indenture, license, agreement or other instrument or obligation to which the Seller is a party or by which the Seller or the Purchased Assets may be bound. All necessary authorizations of the transactions contemplated by this Agreement required to be obtained by the Seller from any federal, state, local or foreign government or agency shall have been obtained prior to the Closing, and any filings, notifications or disclosures required by law or regulation of any such government or agency shall have been made in such form as is acceptable as filed except where the failure to obtain such authorizations or to make such filings, notifications or disclosures will not be materially adverse to the Purchased Assets taken as a whole or the transactions contemplated hereby.

3.03 Financial Statements. (a) Attached hereto as Schedule 3.03 are true and correct copies of the following financial statements: (i) an unaudited Statement of Assets and Liabilities solely for the SES Business together with individual statements of Accounts Receivable and Accounts Payable as of June 30, 2005 directly related to each Conference Event scheduled to occur during the twelve (12) months following the Closing Date, including the San Jose Conference (the “SES Business Statement of Assets and Liabilities”) and (ii) Statements of Income solely of the SES Business for the fiscal years ended December 31, 2002, 2003, 2004 and for the six-month period ended June 30, 2005 (collectively, the “SES Business Financial Statements”). The SES Business Financial Statements have been prepared in accordance with the accounting principles normally applied by the Seller in the preparation of its financial statements and present fairly the financial condition of the SES Business as of such dates and the results of operations of the SES Business for such periods. The Costs reflected in the SES Business Financial Statements are the only Costs associated with the operation of the SES Business for the periods indicated (other than the Costs of the SES Business Employees, the Cost of the employees of ClickZ.com and expenses for accounting, hosting, IT and telecommunication, registration, management, back office support and property services).

(b) Undisclosed Liabilities. The SES Business has no liabilities or obligations exceeding $50,000 in the aggregate (whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated and whether due or to become due, including any liability for taxes) which are not fully reflected or reserved against in the SES Business Statement of Assets and Liabilities as of June 30, 2005 except those which have been incurred in the Ordinary Course of Business of the Seller since June 30, 2005 (obligations not incurred in the Ordinary Course of Business after June 30, 2005 will, unless satisfied on or prior to the Closing Date, constitute Excluded Liabilities).

3.04 Operation of the Seller in the Ordinary Course. Since the close of business on December 31, 2004 nothing has occurred that would be materially adverse to the Purchased Assets taken as a whole. Since December 31, 2004, the SES Business has been operated in the Ordinary Course of Business. Except as set forth on Schedule 3.04, without limiting the generality of the foregoing, since that date the Seller has not, related primarily to the SES Business:

(i) incurred any obligations or liabilities, whether absolute, accrued, contingent or other, other than obligations and liabilities incurred in the Ordinary Course of Business, (ii) mortgaged, pledged or subjected to any lien, lease, security interest or other encumbrance (other than liens for taxes, assessments or other governmental charges not yet due and payable, or presently payable without penalty or interest) any of its assets, real or personal, tangible or intangible, (iii) acquired or disposed of any tangible or intangible assets or properties, or entered into any agreement for any such acquisition or disposition, except in the Ordinary Course of Business, (iv) forgiven or canceled any debts or claims other than in the Ordinary Course of Business or waived any rights of material value not previously accrued for, (v) granted any increase in compensation in any form to any SES Business Employee or granted any severance or termination pay, or entered into any employment agreement, or any modification of a previously existing employment agreement, with any SES Business Employee, other than increases in compensation of less than 10% (ten percent) granted in the Ordinary Course of Business consistent with prior practice to SES Business Employees whose base pay at the time of such increase was less than $20,000, (vi) adopted, amended or entered into any collective bargaining, bonus, profit sharing, compensation, stock option, pension, retirement, deferred compensation or other plan, agreement or arrangement for the benefit of SES Business Employees, (vii) granted third parties any rights or licenses under or to any of its patents, trademarks, trade names, copyrights, domain names or other intellectual property rights, (viii) suffered any loss of, or material change in its relationship with, any supplier or customer or has Knowledge that any such supplier or customer intends any action which would constitute or lead to such a loss or would be materially adverse to the Purchased Assets taken as a whole, (ix) suffered any damage, destruction or loss (whether or not covered by insurance) which is materially adverse to the Purchased Assets taken as a whole, (x) suffered any strike or other labor trouble which has been materially adverse to the Purchased Assets taken as a whole, (xi) accelerated, terminated or made any substantial revision of, or engaged in any renegotiation of any Material Contract, (xii) made any change in accounting principles or methods or in classification, depreciation or amortization policies or rates, (xiii) settled any dispute involving payment by the Seller in excess of $10,000, (xiv) made or guaranteed any loan, advance or extension of credit in excess of $5,000 to any person or entity other than travel or expense advances in accordance with its normal policies which have been accounted for or repaid in accordance with its normal business practices, (xv) entered into any transactions with any SES Business Employee outside the Ordinary Course of Business, (xvi) entered into any Material Contract other than in the Ordinary Course of Business, (xvii) made any capital expenditure outside the Ordinary Course of Business, (xviii) transferred, assigned or granted any license or sublicense of any material rights under or with respect to any Intellectual Property, (xix) changed its normal business practices or (xx) committed to any of the foregoing.

3.05 Tax Matters.

(a) Other than as disclosed on Schedule 3.05, the Seller has timely paid all Taxes required to be paid with respect to the SES Business, the non-payment of which would result in a Lien on the Purchased Assets.

(b) Except as set forth on Schedule 3.20, the Seller has not deferred inclusion of any prepaid income of the SES Business.

3.06 Material Contracts and Commitments.

(a) Schedule 3.06 hereto lists the following contracts and other agreements (“Material Contracts”) related to the SES Business as of the date hereof:

(i) any agreement (or group of related agreements) for the lease of personal property to or from any Person providing for lease payments in excess of $10,000 per annum;

(ii) any agreement (or group of related agreements) for the purchase sale or rental of supplies, products, advertising space, customer lists, mailing lists or other personal property, or for the furnishing or receipt of services, the performance of which will extend over a period of more than three months, or involve payments in excess of $10,000;

(iii) any agreement concerning a partnership or joint venture;

(iv) any agreement (or group of related agreements) under which the Seller has created, incurred, assumed, or guaranteed any indebtedness for borrowed money, or any capitalized lease obligation, in excess of $10,000 or under which it has imposed a security interest on any of the Purchased Assets;

(v) any material agreement concerning confidentiality or non-competition;

(vi) any collective bargaining agreement;

(vii) any agreement for the employment of any individual on a full-time, part-time, consulting, or other basis providing annual compensation in excess of $50,000 or providing material severance benefits;

(viii) any agreement under which the consequences of a default or termination could be materially adverse to the Purchased Assets taken as a whole;

(ix) any other agreement (or group of related agreements) the performance of which involves consideration in excess of $10,000; and

(x) any agreement or request from a customer or customers to refund any Fees in excess of $10,000 in the aggregate (setting forth for each such agreement the total dollar amount of such refund requested as of the date hereof).

The Seller has delivered or made available to the Buyer on the Intralinks Website a correct and complete copy of each written agreement listed in Schedule 3.06 and a written summary setting forth the material terms and conditions of any oral agreement. With respect to each such agreement: (A) the agreement is legal, valid, binding, enforceable, and in full force and effect in all material respects; (B) the Seller is not, and to the Seller’s Knowledge no other party is, in material breach or default, and to the Seller’s Knowledge no event has occurred which with notice or lapse of time would constitute a material breach or default, or permit termination, modification, or acceleration, under the agreement; and (C) to the Seller’s Knowledge, no party has repudiated any material provision of the agreement.

(b) Schedule 3.06 includes, as of the date hereof, all of the Barter Agreements pursuant to which third parties pay value in kind in exchange for the receipt of value in kind given by the Seller to such third parties and includes details of the values in kind already received by the Seller and paid to the Seller prior to the date hereof. In addition, Schedule 3.06 includes, as of the date hereof, a list of all persons and entities that have entered into exhibitor/sponsor contracts with the Seller in respect of Conferences scheduled to take place anywhere in the world after the Closing Date and, where applicable, gives details of the dollar value of barter arrangements agreed to by the Seller in lieu of payment for exhibitor and sponsor fees. Schedule 3.06 lists, as of the date hereof, all contracts with hotels, convention centers, providers, website developers, copy writers, authors, article writers and all other third party providers that provide goods or services for the Conferences and/or Websites. Except as indicated on Schedule 3.06, the Seller is not in breach or violation of, or in default under any of the Material Contracts; the execution of this Agreement and the consummation of the transactions contemplated hereby will not constitute a default or breach under the Material Contracts; and, except as specifically indicated in Schedule 5.03, the execution of this Agreement and the consummation of the transactions contemplated hereby will not give rise to any consent requirement under any of the Material Contracts. Except as set forth on Schedule 3.06, all of the contracts listed on Schedule 3.06 are in full force and effect and have not been modified or amended. No termination notice has been received from any party with respect to a Material Contract.

3.07 Licenses, Permits and Authorizations. The Seller has obtained all approvals, authorizations, consents, licenses, franchises, orders, certificates and other permits of, and has made all filings with any governmental authority, whether foreign, Federal, state or local, which are required for the ownership of the Purchased Assets or the conduct of the Seller’s SES Business as presently conducted, in each case except where the failure to do so would be materially adverse to the Purchased Assets taken as a whole or the transactions contemplated hereby. A complete list of all such approvals, authorizations, consents, licenses, franchises, orders, certificates, permits and filings is included as Schedule 3.07 hereto.

3.08 Title to Purchased Assets. Except as set forth on Schedule 3.08, the Seller has good title to the Purchased Assets and shall at the Closing deliver to the Buyer good title to the Purchased Assets free and clear of all Liens other than those that constitute Assumed Liabilities. All leases pursuant to which the Seller leases any of the Purchased Assets are valid and binding in accordance with their respective terms.

3.09 Transferred Intellectual Property. Insofar as they relate primarily to the SES Business:

(a) A complete and accurate list of the Transferred Intellectual Property is set forth on Schedule 1.01(a). The Seller owns or has the right to use pursuant to license, sublicense, public domain, agreement, or permission the Transferred Intellectual Property.

(b) Except as set forth in Schedule 3.09(b), the Seller’s use of the Transferred Intellectual Property in connection with the SES Business has not interfered with, infringed upon, misappropriated, or otherwise come into conflict with any intellectual property rights of third parties, and, except as set forth in Schedule 3.09(b), none of the Seller’s officers have ever received any written charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation, including any claim that the Seller must license or refrain from using any Transferred Intellectual Property rights of any third party to the extent related to the SES Business. To the Knowledge of the Seller, except as set forth in Schedule 3.09(b), no third party has interfered with, infringed upon, or misappropriated in any material respect any Transferred Intellectual Property rights of the Seller with respect to the SES Business.

(c) Schedule 3.09(c) identifies (i) each trade name registration or trademark registration and application for registration filed by the Seller, (ii) each copyright registration or application for registration filed by the Seller, (iii) each patent which has been issued to the Seller, applied for by the Seller with respect to any of the Transferred Intellectual Property and (iv) each material license, agreement, or other permission which the Seller has granted to any third party with respect to any of the Transferred Intellectual Property. Except as set forth on the Schedule 3.09(c) with respect to each such item of Transferred Intellectual Property required to be identified in Schedule 1.01(a):

(i) the Seller possesses all rights, title, and interest in and to the item of Transferred Intellectual Property, free and clear of any security interest, license or other restriction other than Permitted Liens;

(ii) the item of Transferred Intellectual Property is not subject to any outstanding injunction, judgment, order, decree, ruling or charge; and

(iii) no action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is pending or, to the Knowledge of the Seller, is threatened which challenges the legality, validity, enforceability, use or ownership of the item.

(d) Schedule 3.09(d) identifies each item of Transferred Intellectual Property that any third party owns and that the Seller uses pursuant to a license, sublicense, agreement, or permission. The Seller has delivered or made available to the Buyer correct and complete copies of all such licenses, sublicenses, agreements, and permissions (as amended to date). Except as set forth on Schedule 3.09(d), to the Seller’s Knowledge with respect to each such item of Transferred Intellectual Property:

(i) the license, sublicense, agreement, or permission covering the item is, to the Seller’s Knowledge, legal, valid, binding, enforceable, and in full force and effect;

(ii) the Seller is not, and to the Knowledge of the Seller, no other party is in breach or default of any such license, sublicense, agreement, or permission and no event has occurred which with notice or lapse of time would constitute a breach or default or permit termination, modification, or acceleration thereunder;

(iii) the Seller has not, and to the Knowledge of the Seller, no other party has, repudiated any provision of any such license, sublicense, agreement, or permission; and

(iv) the Seller has not granted any sublicense or similar right with respect to the license, sublicense, agreement, or permission.

(e) To the Knowledge of the Seller, the Seller is not aware that any of the SES Business Employees is obligated under any contract (including licenses, covenants, confidentiality or non compete obligations or other commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would conflict with their activities for or on behalf of the SES Business.

(f) Schedule 3.09(f) lists all mailing and customer lists used in the conduct of the SES Business (the “Mailing Lists”). The Mailing Lists are owned by the Seller on behalf of SES Business and are (i) in a magnetic tape form in readable format and (ii) contain substantially all of the names and addresses of customers who have in the past purchased services from the Seller in respect the SES Business and does not omit the name of any customer that has contributed to the SES Business an amount in excess of 1.0% of annual revenues of the SES Business in 2005. To the Knowledge of Seller, the use of the mailing lists by Seller in the conduct of the SES Business and its transfer to the Buyer pursuant to this Agreement, does not violate, without limitation, (i) intellectual property rights and rights of publicity or privacy of any Person, (ii) applicable Law or Order or (ii) the Seller’s published privacy policies and terms of use and industry practices regarding use of personal data and information of customers. There is no limitation on the right of the Seller to transfer to the Buyer any of the Mailing Lists. The data files delivered at the Closing by the Seller pursuant hereto are complete and accurate in all material respects and provide all of the information required by this Section in the form requested.

3.10 [Intentionally Omitted]

3.11 Litigation and Other Claims. Except as described in Schedule 3.11, there are no actions, suits, arbitration proceedings, claims or other proceedings arising out of or related to the SES Business pending or, to the Knowledge of the Seller, threatened before any foreign, Federal, state, municipal or other court, department, commission, arbitration panel, board, bureau, agency, body or instrumentality against the Seller or affecting the Purchased Assets at law or in equity. Except as set forth in Schedule 3.11, the Seller is not a party to or subject to the provisions of any order, writ, injunction, decree or judgment of any court or foreign, Federal, state, municipal or other governmental or administrative body, department, commission, board, bureau, securities exchange or other agency or instrumentality in connection with the ongoing operations of the Seller.

3.12 Material Adverse Events. Since December 31, 2004, through the date of this Agreement, no events have occurred which would be materially adverse to the Purchased Assets taken as a whole or to the transactions contemplated hereby.

3.13 Sufficiency of Purchased Assets. Except as set forth on Schedule 3.13, the Purchased Assets are sufficient to operate the SES Business as currently operated and comprise all of the material assets used by the Seller in the operation of the SES Business during the twelve (12) month period prior to the date hereof (other than those that do not relate primarily to the SES Business and which constitute Excluded Assets). Except for the contracts set forth on Schedule 3.13, Schedule 3.06 or Schedule 1.01(c) (such contracts set forth on Schedule 1.01(c) to be assigned to the Buyer at the Closing), the Seller is not a party to any contract which is necessary in any material respect to the operation of the SES Business. The Seller does not own or lease any buildings, structures, improvements or fixtures related primarily to the operation of the SES Business (other than the leasing from time to time of hotel or venue space in connection with Conferences).

3.14 Compliance with Laws. To the Knowledge of Seller, neither the Purchased Assets nor the operations of the SES Business violate, in any material respect, any foreign, federal, state or local law, ordinance, rule or regulation.

3.15 Insurance.

(a) Schedule 3.15 sets forth the following information with respect to each material insurance policy (including policies providing property, casualty, liability, and workers’ compensation coverage and bond and surety arrangements) with respect to which the Seller is a party, a named insured, or otherwise the beneficiary of coverage as relates to the Purchased Assets:

(i) the name, address, and telephone number of the agent;

(ii) the name of the insurer, the name of the policyholder, and the name of each covered insured;

(iii) the policy number, the cost of coverage and the period of coverage;

(iv) the scope (including an indication of whether the coverage is on a claims made, occurrence, or other basis) and amount (including a description of how deductibles and ceilings are calculated and operate) of coverage; and

(v) a description of any retroactive premium adjustments or other material loss-sharing arrangements.

3.16 Accounts Receivable. Schedule 3.16 sets forth all of the Accounts Receivable due in respect of the SES Business that constitute Purchased Assets. With respect to all such Accounts Receivable, (a) such Accounts Receivable arose from bona fide transactions in the Ordinary Course of Business, (b) the services related thereto have been provided to the account obligor, (c) except as set forth on Schedule 3.20, no further services are required to be provided in order to complete the sales and to entitle the Seller, or its assignee, to collect such Accounts Receivable in full and (d) they are not subject to any set-offs or counterclaims and except as set forth on Schedule 3.16, are current and collectible. Except as set forth in Schedule 3.16 hereto, none of such Accounts Receivable have been assigned or pledged to any other Person, firm or corporation, and no defense or set-off to any such Accounts Receivable has been asserted or to the Knowledge of the Seller threatened by any obligor, except as reserved on the SES Business Most Recent Unaudited Balance Sheet. Except for the San Jose Conference or as set forth in Schedule 3.16, the Seller has not received as of the date hereof any cash or payment in kind in respect of future Conference Events.

3.17 Labor Matters.

(a) Schedule 3.17 lists each employee who has been employed in the SES Business (other than executive officers and the general counsel and directors of the Seller) and who, during the 12 months prior to the Closing Date, devoted more than 25% of his or her working time to the SES Business (the “SES Business Employees”) as well as their current salaries and target bonuses (together with pending or anticipated increases therein). Except as disclosed on Schedule 3.17, the salaries and target bonuses set forth opposite the names of the SES Business Employees on Schedule 3.17 are such SES Business Employees’ current salaries and target bonuses and other than routine raises in accordance with the Seller’s normal employment practices or otherwise in the Ordinary Course of Business, none of these salaries and target bonuses have been increased in anticipation of the transactions contemplated by this Agreement.

(b) Other than (i) the SES Business Employees named on Schedule 3.17 and (ii) the executive officers, general counsel and directors of the Seller, there are no individuals that devote more than 25% of their working time to the SES Business. Except as disclosed on Schedule 3.17, no SES Business Employee has indicated to the Seller that he or she will terminate his or her employment with the Seller nor, to the Knowledge of the Seller, does any SES Business Employee have an intention to terminate his or her employment with the Seller. Except as set forth in Schedule 3.17: (a) the Seller is in compliance in all material respects with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and is not engaged in any unfair labor practice with respect to the SES Business Employees; (b) there is no unfair labor practice complaint against the Seller pending or to the Knowledge of the Seller threatened with respect to the SES Business Employees before the National Labor Relations Board or any other applicable tribunal; (c) the SES Business is not party to or bound by any collective bargaining agreement, nor have the SES Business Employees been involved in any labor strike, dispute, slowdown or stoppage actually pending or, to the Knowledge of the Seller, threatened against or affecting the Seller; (d) the Seller has received no notice that any representation or petition respecting the SES Business Employees has been filed with the National Labor Relations Board or any other applicable tribunal; (e) no grievance nor any arbitration proceeding arising out of or under any collective bargaining agreements with respect to the SES Business Employees is pending against the Seller; and (f) the Seller has not experienced any strike or work stoppage or other industrial dispute involving the SES Business Employees in the past five years.

3.18 Condition of Purchased Assets. The Purchased Assets are in good repair and working condition, normal wear and tear excepted, are suited for the uses currently intended, are in conformity with all applicable laws, ordinances, rules and regulations and are in good saleable condition, normal wear and tear excepted. The Websites are in operating condition and except as is not materially adverse to the Purchased Assets taken as a whole, do not contain viruses, trojan horses, easter eggs, time bombs, worms, cancelbots, lock-ups, drop dead, trap doors, or back door devices or other similar code or devices that are intended to damage, detrimentally interfere with, surreptitiously intercept or expropriate any system, data or personal information and the content included in the Websites is free from corrupted data and can be run with third party software.

3.19 Absence of Certain Payments. In respect of the SES Business, neither the Seller nor any officers, directors, employees, agents, representatives or, to the Knowledge of the Seller, independent contractors of the Seller has made, or arranged for the making of, any unlawful payment to any official, officer or employee of any foreign, federal, state, county, municipal or other governmental or regulatory body or authority or any self regulatory body or authority, or made any payment to any customer or supplier of the Seller or any officer, director, partner, employee or agent of any customer or supplier, for the unlawful sharing of fees or to any such customer or supplier or any such officer, director, partner, employee or agent for the unlawful rebating of charges, or engaged in any other unlawful reciprocal practice, or made any other unlawful payment or given any other unlawful consideration to any such customer or supplier or any such officer, director, partner, employee or agent, in respect of the Seller.

3.20 Delegates and Subscribers. Schedule 3.20 lists (i) those customers of the SES Business that have paid Registration Fees, Exhibitor Fees, Sponsorship Fees, Advertising Fees and Subscription Fees in respect of Conferences scheduled to take place after the Closing Date (except for the San Jose Conference), (ii) the amounts of money such customers are charged by the Seller to register, to exhibit or to sponsor as the case may be, (iii) the amounts of money already paid to the Seller in respect of these events and (iv) the barter agreements entered into in respect thereof. Except as set forth in Schedule 1.03, since the date of the SES Business Financial Statements and except in respect of the San Jose

Conference no registrant, sponsor or exhibitor at one of the Conferences to be held after the Closing Date has indicated in writing to the Seller that it shall cancel or decrease the amount of its Fees.

3.21 Full Disclosure. No representation or warranty of the Seller and no information, Schedule or certificate furnished by or on behalf of the Seller to the Buyer, its affiliates or its agents pursuant to or in connection with this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading.

3.22 Subsidiaries. The Seller has no subsidiaries which are operating in, or competing with, the SES Business.

3.23 San Jose and Chicago Conference Events. To the Knowledge of the Seller, there are no circumstances and no events have occurred that would be reasonably likely to cause the Chicago Conference Event and/or the San Jose Conference Event to be cancelled.

ARTICLE IV

REPRESENTATIONS, WARRANTIES AND COVENANTS OF BUYER

The Buyer represents and warrants to the Seller that the statements contained in this Article IV are correct and complete (after giving effect to any qualifications contained herein):

4.01 Organization. The Buyer is a public limited company duly organized, validly existing and in good standing under the laws of England and Wales.

4.02 Due Authorization. The Buyer has full corporate power and authority to enter into this Agreement and the Related Agreements and to consummate the transactions contemplated hereby and thereby and to perform its obligations hereunder and thereunder. The execution, delivery and performance of this Agreement and the Related Agreements, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by all necessary corporate action on the part of the Buyer. This Agreement has been duly executed and delivered by the Buyer, and is a valid and binding obligation of the Buyer enforceable against the Buyer in accordance with its terms and the Related Agreements will, when executed and delivered by the Buyer at Closing, constitute valid and binding obligations of the Buyer enforceable against the Buyer in accordance with their respective terms, except in each case where such enforcement may be limited by applicable bankruptcy, insolvency, moratorium, or similar laws from time to time in effect which affect creditors’ rights generally and by legal and equitable limitations on the enforceability of specific remedies. The execution, delivery and performance of this Agreement and the Related Agreements will not conflict with or result in a violation of any provision of the organizational documents of the Buyer, or of any material contract by which it is bound, or of any judgment or decree to which it is a party or by which it is bound. All necessary authorizations of the transactions contemplated by this Agreement and the Related Agreements required to be obtained by the Buyer from any federal, state, local or foreign government or agency shall have been obtained prior to the Closing, and any filings, notifications or disclosures required by law or regulations of such government or agency shall have been made in such form as is acceptable to file except where the failure to obtain such authorizations or make such filings will not materially adversely affect the transactions contemplated hereby.

4.03 Consents. Neither the execution of this Agreement or the Related Agreement by the Buyer nor the performance of either of their obligations hereunder and thereunder will require the consent of any third party, where the failure to obtain such consent will materially adversely affect the transactions contemplated hereby.

4.04 Financing. The Buyer has delivered to the Seller on or prior to the date hereof a true, correct and complete excerpt of the conditions precedent to the Closing of the Financing Agreements. The Financing Agreements have been duly executed and delivered by the parties thereto and are enforceable against the parties thereto in accordance with their terms. Upon the closing of the Financing Agreements, the Buyer will have satisfied the condition set forth in Section 6.03(g).

ARTICLE V

COVENANTS PENDING CLOSING

5.01 Conduct of SES Business Prior to the Closing. Except as contemplated by this Agreement, during the period from the date of this Agreement to the Closing Date, the Seller will use its reasonable best efforts to keep the SES Business intact, including its present operations, working conditions, insurance policies and relationships with licensors, suppliers, customers and employees and will conduct the SES Business and operations in, and only in, the Ordinary Course of Business and substantially in the manner heretofore conducted. Without limiting the generality of the foregoing, and except as contemplated in this Agreement, prior to the Closing Date, without the prior written consent of the Buyer, the Seller will not, primarily in respect of the SES Business:

(a) except for Excluded Liabilities, create, incur or assume any indebtedness for money borrowed, or incur any material liabilities or obligations other than in the Ordinary Course of Business; or assume, guarantee, endorse or otherwise become liable or responsible (whether directly or contingently or otherwise) for the obligations of any Person; provided, however, that the Seller may endorse negotiable instruments for collection in the Ordinary Course of Business;

(b) except in the Ordinary Course of Business, increase the rate or terms of compensation payable or to become payable by the Seller to the SES Business Employees or increase the rate or terms of any bonus, insurance, pension or other employee benefit plan, payment or arrangement made to, for or with the SES Business Employees or enter into any new employment agreement or modify the terms of any existing employment agreement with an SES Business Employee, except as may be required to prevent the SES Business Employees subject to any such employment agreement from being subject to the income inclusion requirements and tax penalty provisions of Sections 409A(a)(1) and 409A(b) of the Code or otherwise as may be required to comply with any applicable law;

(c) except in the Ordinary Course of Business, enter into any material contract or arrangement related to the SES Business providing for, in the aggregate, payment or receipt of more than US$10,000 or which is greater than six months in duration without the Buyer’s consent which shall not be unreasonably withheld or delayed;

(d) in any material way, violate, breach or allow to lapse any Material Contract or enter into any other agreement, commitment or transaction (including without limitation any borrowing, capital expenditure or capital financing);

(e) sell, transfer, mortgage, encumber or otherwise dispose of any of the Purchased Assets, except in the Ordinary Course of Business;

(f) agree or make any commitment to take any actions prohibited by this Section 5.01; or

(g) accelerate any payments or Accounts Receivable prior to their maturity date.

5.02 Access to Information. Between the date of this Agreement and the Closing Date, the Seller will, during ordinary business hours upon receipt of reasonable advance notice (a) give the Buyer and its authorized representatives and advisors access to all books, records, offices and other facilities and properties of the SES Business, (b) permit the Buyer to make such inspections thereof as the Buyer may reasonably request, and (c) cause its officers and advisors to furnish the Buyer with such financial and operating data and other information with respect to the SES Business as the Buyer may from time to time reasonably request; in addition, the Seller will cause its accountants to make their personnel, their work papers and such other requested documentation relating to their work papers and to their audits of the books and records of the Seller as relates to the SES Business available to the Buyer and its advisors and representatives.

5.03 Consents. Schedule 5.03 lists all consents required from third parties including governmental authorities in respect of the transactions contemplated by this Agreement. The parties hereto will use their reasonable best efforts to promptly obtain consents (including any required consents to the assignment of contracts) of all persons and governmental authorities necessary for the consummation of the sale of the Purchased Assets and the other transactions contemplated by this Agreement and the Related Agreements.

5.04 Public Announcements. From the date hereof until the date that is fifteen (15) days after the Closing Date, all press releases, notices to customers and suppliers and similar public announcements (other than to employees of the Seller, employees of the Buyer, attorneys, accountants and other advisors of the parties hereto in connection with the transactions contemplated hereby on a need to know basis) with respect to this Agreement and the transactions contemplated by this Agreement shall be approved by both the Buyer and the Seller prior to the issuance thereof and the parties hereto agree to use their reasonable best efforts to mutually agree upon the form and consent of such press releases, notices and similar public announcements; provided, however, that any party may make any public disclosure it believes in good faith to be required by law, regulation or rule of any stock exchange on which the securities of such party are traded (in which case the disclosing party shall use reasonable best efforts to advise the other party prior to making such disclosure and to provide the other party a reasonable opportunity to review the proposed disclosure).

5.05 Confidentiality.

(a) All information furnished by the Buyer (or its agents and representatives) to the Seller (or its agents and representatives) or furnished by the Seller (or its agents or representatives) to the Buyer (or its agents and representatives) pursuant hereto (“Confidential Information”) shall be treated as the sole property of the party furnishing the information until the Closing Date, and if the Closing shall not occur, the party receiving the information shall return to the party which furnished such information all copies of any documents or other materials containing, reflecting or referring to such information, shall keep confidential all of such information regarded as confidential by the party supplying such information, and shall not directly or indirectly use such information for any competitive or other commercial purpose. The obligation to keep such information confidential shall not apply to (i) any information which (w) the party receiving the information can establish was already in its possession prior to the disclosure thereof by the party furnishing the information, (x) was then generally known to the public, (y) became known to the public through no fault of the party receiving the information; or (z) was disclosed to the party receiving the information by a third party not bound by an obligation of confidentiality to the party furnishing the information; or (ii) disclosures in accordance with an order of a court of competent jurisdiction or as required by any law, rule or regulation applicable to the party making the disclosure, including any rule of, or agreement of any party or its Affiliates with, any stock exchange.

(b) The Seller and the Buyer agree, whether or not the Closing shall occur, to maintain, and to cause their agents and representatives to maintain, the confidentiality of the terms and conditions of this Agreement and the Related Agreements and all documents executed and delivered in connection with the transactions contemplated by this Agreement and the Related Agreements. The provisions of this Section 5.05(b) shall not apply to particular conditions or terms of the above referenced documents (i) if the party seeking to make such disclosure shall have obtained the prior written consent of the other party to the disclosure of such conditions or terms, (ii) that are required to be disclosed during the course of any litigation or arbitration which may be brought by any party related to the provisions of any of the above referenced documents, (iii) that are or become generally available to the public other than as a result of actions taken by the party seeking to make such disclosure or its agents and representatives, or (iv) that are required to be disclosed pursuant to and in accordance with any law, rule or regulation applicable to the party seeking to make such disclosure, including any rule of, or agreement of any party or its Affiliates with, any stock exchange.

(c) Notwithstanding the foregoing, if a party is requested or required (by oral questions, interrogatories, requests for information or document subpoena, civil investigative demand or similar process) to disclose any of the above-referenced documents, such party will promptly notify the other party of such request so that such other party may seek an appropriate protective order or waive compliance with the provisions hereof. If, in the absence of a protective order or the receipt of a waiver hereunder, a party is nonetheless, in the opinion of its counsel, compelled to disclose any terms or conditions of the above-referenced documents to any tribunal or else stand liable for contempt or suffer other censure or penalty, such party may disclose such information to such tribunal without liability hereunder.

5.06 Related Agreements. The parties hereto agree that at Closing they will execute and deliver (or cause their Affiliates to execute and deliver) the Related Agreements to which they or their Affiliates are to be a party.

5.07 No-Shop. Except for this Agreement and the transactions contemplated hereby, Seller will not (i) solicit, initiate, or encourage the submission of any proposal or offer from any Person relating to the acquisition of any capital stock or other voting securities, or any substantial portion of the assets, (including any acquisition structured as a merger, consolidation, or share exchange) or (ii) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any Person to do or seek any of the foregoing. Seller hereby agrees that it shall not pursue or become involved in any negotiations or discussions or enter into any agreement regarding the sale of the SES Business, or any of the Purchased Assets to any third person or entity. Seller acknowledges that Buyer is incurring substantial costs and efforts to negotiate this Agreement which costs and efforts cannot be estimated. Accordingly the Seller agrees that in the event this Agreement is terminated by Seller in order to enter into an agreement for the sale of the SES Business to a third party the Seller agrees to pay the Buyer, contemporaneously with such termination, an amount as a break up fee and not as a penalty equal to £675,000 at the rate of exchange quoted by the Wall Street Journal on the date of termination. Nothing contained in this Section 5.07 shall limit the Seller’s right to sell assets (other than the Purchased Assets) in the Ordinary Course of Business.

5.08 Efforts to Close. Each of the parties will use its reasonable best efforts to take all actions and to do all things necessary, proper or advisable in order to consummate and make effective the transactions contemplated by this Agreement.

5.09 Filings and Approvals. The parties shall cooperate with each other in their respective efforts to obtain any necessary authorizations of the transactions contemplated by this Agreement and the Related Agreements required to be obtained from any federal, state, local or foreign government or agency and to make any filings, notifications or disclosures required by law or regulations of any such government or agency.

5.10 Financing. The Buyer shall use its reasonable best efforts to promptly satisfy the conditions to the closing set forth in the Financing Agreements and to otherwise comply with the terms and conditions thereof.

5.11 Notice of Developments. Each party will give prompt written notice to the other party of any material adverse development causing a breach of any of its own representations and warranties set forth in Article III and Article IV above. No disclosure by any party pursuant to this Section 5.11, however, shall be deemed to amend or supplement the schedules hereto or to prevent or cure any misrepresentation, breach of warranty, or breach of covenant.

5.12 Software License. As of the Closing Date, the Seller shall grant the Buyer a perpetual, non-exclusive, non-transferable license, in a form mutually acceptable to the Buyer and the Seller, to use Conference Events proprietary registration software solely in connection with the conduct of the SES Business after the Closing; provided, however, that such license shall not obligate the Seller to provide any maintenance, updates or patches with respect to the Conference Events proprietary registration software.

ARTICLE VI

CLOSING CONDITIONS

6.01 Conditions to Each Party’s Obligations to Effect the Transactions Contemplated Hereby. The respective obligations of each party to effect the transactions contemplated hereby shall be subject to the fulfillment at or prior to the Closing Date of the following conditions:

(a) No Order, Decree or Injunction. Neither the Seller nor the Buyer shall be subject to any order, decree or injunction of a court of competent jurisdiction or governmental agency and no statute, rule or regulation applicable to any party hereto shall be in effect or be enacted or issued which (i) prevents or delays any of the transactions contemplated by this Agreement, or (ii) would impose any limitation on the ability of the Buyer effectively to exercise full rights of ownership of the Purchased Assets.

6.02 Conditions to the Obligations of the Seller to Effect the Transactions Contemplated Hereby. The obligations of the Seller to effect the transactions contemplated hereby shall be further subject to the fulfillment at or prior to the Closing Date of the following conditions, any one or more of which may be waived by the Seller:

(a) Covenants Performed; Representations and Warranties True. The Buyer shall have performed and complied in all material respects with the covenants and agreements contained in this Agreement required to be performed and complied with by it at or prior to the Closing Date and the representations and warranties of the Buyer as set forth in this Agreement shall be true and correct in all respects (after giving effect to any qualifications contained therein) as though made at and as of the Closing Date (unless specifically stated herein to be made as of some other date), and the Seller shall have received a certificate to that effect signed on behalf of the Buyer by an authorized officer of the Buyer.

(b) Corporate Approval. At the Closing, the Buyer shall have delivered to the Seller a Secretary’s Certificate dated as of the Closing Date in form and substance reasonably satisfactory to the Seller attaching and certifying as true and complete copies its organizational documents and board resolutions authorizing this Agreement, the Related Agreements (as applicable) and the transactions contemplated hereby and thereby and certifying the office and incumbency of the persons executing on behalf of the Buyer this Agreement, the Related Agreements and any certificate or other instrument to be delivered in connection therewith.

(c) Related Agreements. At the Closing, the Buyer shall have executed and delivered, or shall have caused its Affiliates to execute and deliver, the Related Agreements.

(d) The Seller is Satisfied with the Buyer’s Financing. As of the Closing Date, the Buyer shall have obtained financing necessary to consummate the transactions contemplated by this Agreement and the Related Agreements on terms that do not differ materially from the proposed terms provided to the Seller as of the date of this Agreement. Additionally, as of the Closing Date, the Seller shall have completed a review of an excerpt provided by Buyer to Seller of the conditions precedent to the closing of the Financing Agreements and Seller, in its reasonable judgment, shall have found the same to be satisfactory.

(e) Purchase Price. At the Closing, the Buyer shall have satisfied the Purchase Price pursuant to Section 1.05, subject to the adjustments set forth in Section 1.07.

(f) No Proceedings. No action, suit, or proceeding shall be pending before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement, (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, or (C) affect adversely the right of the Seller to transfer the Purchased Assets (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect).

6.03 Conditions to the Obligations of the Buyer to Effect the Transactions Contemplated Hereby. The obligations of the Buyer to effect the transactions contemplated hereby shall be further subject to the fulfillment at or prior to the Closing Date of the following conditions, any one or more of which may be waived by the Buyer:

(a) Covenants Performed; Representations and Warranties True. The Seller shall have performed and complied in all material respects with the covenants and agreements contained in this Agreement required to be performed and complied with by them at or prior to the Closing Date and the representations and warranties of the Seller contained in this Agreement shall be true and correct in all respects (after giving effect to any qualifications contained therein) as of the Closing Date as though such representations and warranties were made anew on and as of the Closing Date, (except that any such representations and warranties that by their terms specifically limit their truth and correctness to the date of this Agreement or some other date shall be true and correct in all respects on and as of such date) and the Buyer shall have received a certificate to that effect signed by authorized officers of the Seller.

(b) Notification. No action, suit, or proceeding shall be pending before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement, (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, or (C) affect adversely the right of the Buyer to own the Purchased Assets, or to operate the SES Business and no such injunction, judgment, order, decree, ruling, or charge shall be in effect.

(c) No Cancellation of the San Jose Conference. The San Jose Conference shall not have been cancelled except in the event of a Force Majeure.

(d) Corporate Approval. At the Closing, the Seller shall have delivered to the Buyer a Secretary’s Certificate dated as of the Closing Date in form and substance reasonably satisfactory to the Buyer attaching and certifying as true and complete copies its organizational documents and board resolutions authorizing this Agreement, the Related Agreements (as applicable) and the transactions contemplated hereby and thereby and certifying the office and incumbency of the persons executing on behalf of the Seller this Agreement, the Related Agreements and any certificate or other instrument to be delivered in connection therewith.

(e) Related Agreements. At the Closing, the Seller shall have executed and delivered, or shall have caused its Affiliates to execute and deliver, the Related Agreements to which the Seller or any of its Affiliates is a signatory.

(f) Notices to Freelance Authors/Artists. At the Closing, Seller shall deliver copies of notices sent to freelance authors/artists pursuant to the agreements with freelance authors/artists that require them to be notified of the sale of the SES Business.

(g) Financing. The Buyer shall have obtained adequate financing for the consummation of the transactions contemplated by this Agreement and the Related Agreements.

(h) Consent of JP Morgan. At the Closing, the Seller shall have delivered to the Buyer the consent of JP Morgan Chase Bank, N.A. to the consummation of the transactions contemplated by this Agreement together with JP Morgan Chase Bank’s undertaking to terminate all security interests in the Purchased Assets in favor of JPMorgan Chase Bank, N.A. by filing a form UCC-3 with respect to such assets and signing and filing all other documents necessary to effect such termination.

ARTICLE VII

THE CLOSING

7.01 Time and Place of Closing. Upon the terms and subject to the satisfaction or waiver of the conditions in this Agreement and the provisions of the Side Letter Agreement, the Closing of the transactions contemplated hereby (the “Closing”) shall take place on August 5, 2005 at the offices of the Buyer’s counsel, Carter Ledyard & Milburn LLP,

Two Wall Street, New York, New York 10005, or at such other time and place as the parties hereto may agree in writing. The date on which the Closing occurs is herein referred to as the “Closing Date.”

7.02 Closing.

(a) At the Closing, the Buyer and the Seller shall deliver, as applicable, the documents set forth in Article VI, including duly executed copies of the Escrow Agreement, the Assignment, Bill of Sale and Assumption Agreement, the Trademark Assignment and the Transition Services Agreement.

(b) The Seller shall deliver to the Buyer at the Closing possession of the Purchased Assets being sold pursuant to this Agreement and the entire right, title and interest of the Seller in and to such Purchased Assets shall pass to the Buyer at the Closing, and shall deliver to Buyer the data files, including the mailing list and customer lists and back up data files referred to Section 3.09(f), in tape or digital form.

(c) At or as soon as possible after the Closing, the Buyer shall deliver, or caused to be delivered, to the Seller (i) U.S. $42 million (in accordance with the terms of the Side Letter Agreement) and (ii) the Escrow Amount to the Escrow Agent.

ARTICLE VIII

TRANSFERRED EMPLOYEES

8.01 Employment with the Seller; Transferred Employees.

(a) With respect to the SES Business Employees, at the Closing the Buyer will have the option, at the Buyer’s sole discretion, to offer employment agreements to the SES Business Employees providing for employment with the Buyer immediately following the Closing on terms substantially equivalent to such SES Business Employees’ employment arrangements with the Seller immediately prior to the Closing. Such terms shall provide such SES Business Employees with Comparable Compensation, as defined in Section 8.01 (d) below, and Comparable Employee Benefits, as defined in Section 8.01 (e) below. In the event that at the Closing, the Buyer elects not to offer such an employment agreement to any SES Business Employees or not to otherwise agree to employ, retain or hire any such employee, such SES Business Employee shall continue to be employed by the Seller exclusively for the benefit of the SES Business for a period of 12 months from the Closing (the “Transition Period”) during which time the Seller will pay the compensation and employee benefits of such SES Business Employee including, without limitation, and subject to the provisions of the last sentence of this paragraph, severance obligations; provided, however, that, subject to any limitations, if any, in the Transition Services Agreement, the Buyer undertakes and hereby agrees to compensate and reimburse Seller during the Transition Period as set forth in Section 4 of the Transition Services Agreement attached hereto as Exhibit D.

(b) In the event that the Buyer elects to have any SES Business Employee remain in the employ of the Seller during the Transition Period in accordance with the provisions of Section 8.01(a) above, such SES Business Employee will be employed after the Closing by the Seller subject to the terms of the Transition Services Agreement attached hereto as Exhibit D. Upon expiration of the Transition Services Agreement (the “Expiration Date”), the Buyer may elect to offer employment agreements to such SES Business Employees on terms substantially equivalent to the terms of such SES Business Employees’ employment arrangements with the Seller immediately prior to the Expiration Date. Such terms shall provide such SES Business Employees with Comparable Compensation and Comparable Employee Benefits. SES Business Employees who accept employment with the Buyer pursuant to Section 8.01(a) or Section 8.01(b) are hereinafter referred to as the “Transferred Employees.” Notwithstanding the foregoing, nothing herein shall be deemed to require the Buyer to continue to employ any such Transferred Employee for any specific period of time after the Closing Date.

(c) Buyer shall only be liable to reimburse the Seller for severance payments paid by Seller to SES Business Employees in the event that (i) the Buyer fails to offer to employ any of the SES Business Employees following the Closing Date or the Expiration Date, as applicable, on terms which include Comparable Compensation and Comparable Employee Benefits, and such SES Business Employee is terminated by Seller within three months after the Closing Date or the Expiration Date, as applicable, (ii) the Buyer offers employment to any of the SES Business Employees following the Closing Date or the Expiration Date, as applicable, on terms that do not include Comparable Compensation and Comparable Employee Benefits, such SES Business Employees decline to accept such employment or and such SES Business Employee is terminated by the Seller within three months after the Closing Date or the Expiration Date, as applicable, or (iii) any SES Business Employees are terminated by the Seller at the Buyer’s direction during the period between the Closing Date and the Expiration Date, then in each such case the Buyer agrees to be responsible for and reimburse the Seller for all amounts that the Seller will be obliged to pay to such SES Business Employees in respect of severance payments (in accordance with the Seller’s severance payment practices in effect as of the date of this Agreement); provided, however that Buyer shall not be liable to reimburse the Seller for severance payments to SES Business Employees that (i) the Seller terminates of its own accord for reasons other than cause, (ii) the Seller terminates for cause or resign, or (iii) reject Buyer’s employment offer on terms which include Comparable Compensation and Comparable Employee Benefits.

(d) For purposes of (a) and (b) above, the term “Comparable Compensation” shall mean, with respect to any SES Business Employee, base salary and target bonus payable at annual rates at least equal to the annual rates of base salary and target bonus in effect for such employee immediately prior to the Closing but adjusted, in the case of any such employee described in the second sentence of (b) above, to reflect any increase in such rates that was granted to such employee between the Closing Date and the Expiration Date by the Seller in the Ordinary Course of Business with the prior written consent of the Buyer.

(e) For purposes of (a) and (b) above, the term “Comparable Employee Benefits” shall mean the employee benefits that the Buyer is required to provide to Transferred Employees pursuant to Section 8.02.

8.02 Comparable Employee Benefits . The Buyer shall establish and maintain, and offer the Transferred Employees the opportunity to participate in, employee benefit plans and a 401(k) plan that provide such Transferred Employees with benefits comparable to, and that are no less favorable to such Transferred Employees than, the benefits provided to the Seller’s U.S. employees under the employee benefit plans and 401(k) plan of the Seller that are described in the Internet.Com Employee Handbook dated July 2000 (the “Seller’s Plans”), provided that such plans are still in effect for such Transferred Employees on the Closing Date or the Effective Date, as applicable. Such benefits shall be provided to the Transferred Employees on the same terms and conditions as contained in the Seller’s Plans including, without limitation, terms and conditions permitting such plans to be amended or terminated in whole or in part. Notwithstanding the foregoing, the Buyer shall not be obligated to provide any such benefit to any Transferred Employee who fails to meet the conditions for eligibility for such benefit, such eligibility to be determined in accordance with the terms of such employee benefit plans and 401(k) plan and in accordance with applicable law. From and after the Closing Date or the Expiration Date, as applicable, with respect to any welfare benefits that are to be provided to the Transferred Employees hereunder, the Buyer shall (i) waive any pre-existing condition limitations and waiting periods (without any evidence of insurability) under the Buyer’s employee benefit plans and (ii) credit any flexible spending account balances, deductibles, co-payments and out-of-pocket expenses under any applicable Buyer employee benefit plans with respect to which contributions were made by or deductibles, co-payments and/or expenses were incurred by the Transferred Employees and/or their beneficiaries under the Seller’s employee benefit or pension plans during the portion of the applicable plan year prior to the Closing Date or the Expiration Date, as applicable. The provisions of this Section 8.02 shall apply to any Transferred Employees who are on disability or leave of absence. The Buyer shall assume full responsibility for providing continuation coverage under Section 4980B of the Code or Part 6 of Subtitle B of Title I of ERISA to Transferred Employees and former employees of the SES Business who are “M&A Qualified Beneficiaries” as the term is defined in Treas. Reg. §§ 54.4980B-9. For all purposes under the employee benefit plans of Buyer providing benefits to any Transferred Employees after the Closing Date or Expiration Date, as applicable, each Transferred Employee will be credited with his or her years of service with the Seller before the Closing Date or Expiration Date, as applicable, (including predecessor or acquired entities or any other entities for which the Seller has given credit for prior service), to the same extent as such Transferred Employee was entitled, before the Closing Date or Expiration Date, as applicable, to credit for such service under any similar or comparable employee benefit plans of the Seller (except to the extent such credit would result in a duplication of accrual of benefits).

8.03 Vacation. The Buyer shall under its vacation policy credit each Transferred Employee with the number of vacation days accrued but unused by such Transferred Employee under the Seller’s vacation policy as of the Closing Date or the Expiration Date, as applicable (“Carryover Vacation Days”), and up to 50% of all such Carryover Vacation Days will expire if unused by December 31, 2006 to the extent permitted by law. The Buyer shall give service credit to Transferred Employees for the purpose of calculating their vacation entitlements.

8.04 Third Parties. The covenants of the Buyer and the Seller in this Article VIII are not intended to create any right in any Transferred Employee or his or her heirs, executors, beneficiaries or personal representatives.

ARTICLE IX

WORKERS’ COMPENSATION

9.01 Workers’ Compensation. During the Transition Period, the Seller will be responsible for paying all workers’ compensation premium payments on behalf of the SES Business Employees; provided, however, that such payments will be reimbursed in full by the Buyer. Following the Closing Date or the Expiration Date, as applicable, the Buyer will be responsible for paying worker’s compensation premium payments for all Transferred Employees; provided, however, that in respect of workers’ compensation claims by Transferred Employees filed after the Closing Date or the Expiration Date, as applicable, but arising solely as a result of events occurring or conditions caused solely prior the Closing Date, the Seller will be responsible. The responsibility for workers’ compensation claims by Transferred Employees relating to events occurring or conditions caused both during the period before and the period after the Closing Date shall be shared equitably by the Buyer and the Seller.

ARTICLE X

POST-CLOSING COVENANTS

10.01 Further Assurances. Subject to the terms and conditions of this Agreement, each of the parties hereto will use its reasonable best efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the sale of the Purchased Assets, the Assumed Liabilities and the other transactions contemplated by this Agreement and the Related Agreements. From time to time after the date hereof (including after the Closing Date if requested), the Seller and its Affiliates will, at their own expense and without further consideration, execute and deliver such instruments and documents to the Buyer as the Buyer may reasonably request in order more effectively to vest in the Buyer good title to the Purchased Assets including without limitation all instruments and documents necessary to transfer the Transferred Intellectual Property to the Buyer and to more effectively consummate the transactions contemplated by this Agreement and the Related Agreements including (i) taking all action necessary and signing all documents necessary to resolve and settle with prejudice the cancellation proceeding #9204-3766 in the Trade Mark, Trial and Appeal Boards and (ii) the Seller will use its reasonable best efforts to assist the Buyer in order for the Buyer to confirm the application or registration status of the trademarks on Schedule 1.01(a). From time to time after the date hereof, including after the Closing Date if requested, the Buyer will, at its expense and without further consideration, execute and deliver such instruments and documents to the Seller as the Seller may reasonably request in order to more effectively transfer to the Buyer the Assumed Liabilities and to more effectively consummate the transactions contemplated hereby and the Related Agreements. The Seller will reasonably cooperate with the Buyer in the Buyer’s testing of the Websites on the Buyer’s website host in order for Buyer to ensure that the Websites are in the same operating condition and have the same accessibility as before the Closing and the Seller will reasonably cooperate with the Buyer to fix any problems that may prevent such cooperation and accessibility.

10.02 Commissions and Fees. Except as disclosed in Schedule 10.02 hereto, the Seller and the Buyer each represent and warrant to the other that no broker, finder, financial adviser or other person is entitled to any brokerage fees, commissions or finder’s fees in connection with the transactions contemplated hereby by reason of any action taken by the party making such representation. The Seller, on the one hand, and the Buyer, on the other hand, will pay to the other or otherwise discharge, and will indemnify and hold the other harmless from and against, any and all claims or liabilities for all brokerage fees, commissions and finder’s fees (other than as described above) incurred by reason of any action taken by such party.

10.03 Sales, Transfer and Use Taxes.

(a) All sales, transfer, registration, stamp, recording, documentary, conveyancing, property, use and similar Taxes (collectively the “Transfer Taxes”) incurred in connection with this Agreement and the Related Agreements and the transactions contemplated hereby and thereby will be borne by the Seller, and the Seller will, at its own expense, file all necessary tax returns and other documentation with respect to all such Transfer Taxes, and, if required by applicable law, the Buyer will join in the execution of any such tax returns or other documentation.

(b) All real property taxes, personal property taxes and similar ad valorem obligations levied with respect to the Purchased Assets for a taxable period which includes (but does not end on) the Closing Date (collectively, the “Apportioned Obligations”) shall be apportioned between the Seller and the Buyer based on the number of days of such taxable period ending on the Closing Date (the “Pre-Closing Tax Period”) and the number of days of such taxable period after the Closing Date (such portion of such taxable period, the “Post-Closing Tax Period”). The Seller shall be liable for the proportionate amount of such taxes that is attributable to the Pre-Closing Tax Period, and the Buyer shall be liable for the proportionate amount of such taxes that is attributable to the Post-Closing Tax Period.

(c) Apportioned Obligations shall be timely paid, and all applicable filings, reports and returns shall be filed, as provided by applicable law. The paying party shall be entitled to reimbursement from the non-paying party in accordance with Section 10.03(b). Upon payment of any such Apportioned Obligation, the paying party shall present a statement to the non-paying party setting forth the amount of reimbursement to which the paying party is entitled under Section 10.03(b) together with such supporting evidence as is reasonably necessary to calculate the amount to be reimbursed. The non-paying party shall make such reimbursement promptly but in no event later than 10 days after the presentation of such statement.

10.04 Nondisclosure; Noncompetition.

(a) The Seller agrees not to use or disclose in the territory of the United States at any time after consummation of the transactions contemplated hereby, except with the prior written consent of an officer authorized to act in the matter by the Board of Directors of the Buyer, any trade secrets, proprietary information or other information including printed material, signage or electronic media, relating to the SES Business that the Buyer considers confidential relating to suppliers, operations, marketing, cost and pricing data, master files or customer lists utilized by the Seller prior to the Closing or by the Buyer or any of its Affiliates (the “Buyer Group”), or the skills, abilities and compensation of the Buyer Group’s employees, and all other similar information material to the conduct of the Buyer Group’s business, which is not presently generally known to the public; provided, however, that this provision shall not (i) preclude the Seller from the use or disclosure of such information which presently is known generally to the public or which subsequently comes into the public domain, other than by way of disclosure in violation of this Agreement or in any other unauthorized fashion, (ii) preclude the Seller from disclosure of such information required by law or court order, provided that prior to such disclosure required by law or court order the Seller will give the Buyer three business days’ written notice (or, if disclosure is required to be made in less than three business days, then such notice shall be given as promptly as practicable after determination that disclosure may be required) of the nature of the law or order requiring disclosure and the disclosure to be made in accordance therewith, or (iii) apply with respect to such trade secrets, proprietary information or such other information described above to the extent such information is currently used by the Seller in the ordinary course of other businesses provided that with respect to subparagraph (iii) such disclosure does not materially adversely affect the SES Business.

(b) For a period of three years from the Closing Date the Seller and its Affiliates (defined as any person or entity (x) controlled by the Seller, (y) controlling (i.e. owning beneficially more than 50% of) the Seller or (z) under common control with the Seller (collectively, the “Seller Group”) shall not, without the written consent of an officer authorized to act in the matter by the Board of Directors of the Buyer, directly or indirectly: (i) own, manage, operate, join, control, participate in, invest in, or otherwise be connected with, whether as a partner, investor, consultant, lender or otherwise, any business entity which is engaged in, or is in any way related to or competitive with, the SES Business except as provided for in the Transition Services Agreement; provided, however, notwithstanding the foregoing, that (A) ownership of less than 5% of the total voting equity of a publicly held company which competes with the SES Business or (B) participation by senior executives, analysts, sales persons, and editors of the Seller at tradeshows, conferences and other events, (C) co-ownership of the ISPCON events, (D) the operation of the ITSMF events, (E) owning and operating DRM events, WiFi events or events related to the Seller’s other divisions (or conducting the Seller’s business generally); provided, however, that such events do not compete in the same interactive marketing sector in which the SES Business is conducted, do not compete with SES Business Conference Events for which customers are charged Fees and do not compete with the Websites, (F) participation by the Seller at tradeshows, conferences and other events or (G) publishing articles on its websites related to search engines and on-line marketing; provided, however, that the content of such publications does not constitute more than 10% of the total website content of the Seller over a one month period, shall not be a violation of this Section 10.04(b) or (ii) on behalf of itself or anyone else engaged in any such line of business (x) persuade or attempt to persuade any employee of any member of the Buyer Group or any individual who was an employee of any member of the Buyer Group during the one year prior to the date of this Agreement, to leave the employ of any member of the Buyer Group or to become employed by any person other than the members of the Buyer Group or hire any such employee, (y) persuade or attempt to persuade any current client or former customer of any member of the Buyer Group to cease doing business, or to reduce the amount of business it does or intends or anticipates doing with, the Buyer (or any successor to the Buyer’s business) or (z) solicit the business of any of such customer or former customer with respect to the business conducted by the Seller in respect of the SES Business.

(c) In the event of a breach or threatened breach by a member of the Seller Group of the covenants in this Section 10.04, the Seller acknowledges that the Buyer may not have an adequate remedy at law for money damages. Accordingly, in the event of such breach or threatened breach, the Buyer will be entitled to such equitable and injunctive relief as may be available to restrain any member of the Seller Group from the violation of the provisions of this Section 10.04 in addition to any other remedy to which the Buyer may be entitled, at law or in equity, for such breach or threatened breach.

10.05 Indemnification.

(a) By the Seller. The Seller agrees to save, defend and indemnify the Buyer, its affiliates and subsidiaries and its officers, directors, employees, agents, successors and assigns (the “Buyer Indemnified Parties”) against and hold them harmless from any and all claims, liabilities, losses, damages, deficiencies, costs and expenses, of every kind, nature and description, fixed or contingent (including, without limitation, interest, penalties and counsel’s fees and expenses in connection with any action, claim or proceeding relating thereto or seeking enforcement of a party’s obligations hereunder) (“Adverse Consequences”) asserted against, resulting to, imposed upon or incurred by the Buyer, directly or indirectly, arising out of (i) any breach of any representation, warranty, covenant or agreement made by the Seller under this Agreement or the Related Agreements, or (ii) any Excluded Liability; provided, however, that (A) the Seller shall not have any obligation to indemnify the Buyer Indemnified Parties from and against any Adverse Consequences with respect to breaches described in (i) above until the Buyer Indemnified Parities have suffered aggregate Adverse Consequences by reason of all such breaches in excess of $150,000, in which event the Buyer Indemnified Parties shall be entitled to indemnification for the full amount of its aggregate Adverse Consequences and (B) in no event shall the aggregate of the Seller’s indemnification payments with respect to breaches described in (i) above exceed $6.0 million. The foregoing limitations shall not apply with respect to any Adverse Consequences arising out of any (i) Excluded Liability or (ii) any fraud committed by the Seller. Indemnification claims with respect to the representations, warranties and covenants of the Seller contained in this Agreement or in any certificate delivered in connection therewith must be made by the Buyer Indemnified Parities within the survival period therefor specified in Section 11.06 hereof.

(b) By the Buyer. The Buyer agrees to save, defend and indemnify the Seller, its affiliates and subsidiaries and its officers, directors, employees, agents, successors and assigns (the “Seller Indemnified Parties”) against and hold them harmless from any and all Adverse Consequences arising out of (i) any breach of any representation, warranty, covenant or agreement made by the Buyer under this Agreement or the Related Agreements, or (ii) any Assumed Liability; provided, however, that (A) the Buyer shall not have any obligation to indemnify the Seller Indemnified Parties from and against any Adverse Consequences with respect to breaches described in (i) above until the Seller Indemnified Parties have suffered aggregate Adverse Consequences by reason of all such breaches in excess of $150,000 (in which event the Seller Indemnified Parties shall be entitled to indemnification for the full amount of their aggregate Adverse Consequences and (B) in no event shall the aggregate of the Buyer’s indemnification payments with respect to breaches described in (i) above exceed $6.0 million. The foregoing limitations shall not apply with respect to any (i) Adverse Consequences arising out of any Assumed Liability or (ii) any fraud committed by the Buyer. Indemnification claims with respect to the representations, warranties and covenants of the Buyer contained in this Agreement or in any certificate delivered in connection therewith must be made by the Seller Indemnified Parties within the survival period therefor specified in Section 11.06 hereof.

(c) Indemnification out of Escrow. The Buyer shall initially seek recoupment of all or any part of any Adverse Consequences for which any Buyer Indemnified Party is entitled to Indemnification hereunder out of the Escrow Account in the manner set forth and subject to the provisions of the Escrow Agreement. At such time as the Escrow Amount is reduced to zero, the Buyer shall be entitled to recoup all remaining Adverse Consequences it may suffer by pursuing the Seller directly subject to the limitations contained in Section 10.05(a).

(d) Sole Remedy. The Indemnification provisions set forth in this Section 10.05 shall be the sole and exclusive remedy available to the parties hereto with respect to this Agreement and the transactions contemplated hereby.

(e) Notice and Opportunity to Defend. If there occurs an event which a party asserts is an indemnifiable event pursuant to Sections 10.05(a) or 10.05(b), respectively, the indemnified party shall promptly provide the other party obligated to provide indemnification with written notice, which notice shall describe in reasonable detail the basis for the indemnified party’s claim for indemnification, and if such event involves any claim, action or proceeding by or involving a third party such notice shall describe in reasonable detail the basis for such claim, action proceeding to the extent then known by the indemnified party, but the failure to so promptly notify the indemnifying party will not affect the right to indemnification hereunder except to the extent that the indemnifying party is actually damaged or prejudiced by such delay.

10.06 Defense of Claims.

(a) Should any claim, action or proceeding by or involving a third party arise after the Closing Date for which any party (the “Indemnifying Party”) is liable for indemnification under the terms of this Agreement, the other party entitled to such

Indemnification hereunder (the “Indemnified Party”) shall notify the Indemnifying Party pursuant to Section 10.05(d) hereof and, if the Indemnifying Party shall admit in writing its potential indemnification obligation in respect thereof, the Indemnified Party shall give the Indemnifying Party a reasonable opportunity:

(i) to take part in any examination of the books and records;

(ii) to conduct any proceedings or negotiations in connection therewith and necessary or appropriate to defend the Indemnified Party or prosecute any claim, action, counterclaim or other proceeding with respect thereto;

(iii) to take all other required steps or proceedings to settle or defend any such claim, action or proceeding; and

(iv) to employ counsel to contest any such claim, action or proceeding in the name of the Indemnified Party or otherwise.

The expenses of all proceedings, contests or lawsuits with respect to such claims or actions shall be borne by the Indemnifying Party. If the Indemnifying Party wishes to assume the defense and/or settlement of any such claim or action, it shall give written notice to the Indemnified Party admitting the possibility of its indemnification obligation in respect thereof and stating that it intends to assume such defense within 15 days after notice from the Indemnified Party of such claim or action (unless the claim or action reasonably requires a response in less than 15 days after notice thereof is given to the Indemnifying Party, in which event it shall notify the Indemnified Party at least five days prior to such reasonably required response date), and the Indemnifying Party shall thereafter assume the defense of such claim or action, through counsel reasonably satisfactory to the Indemnified Party; provided that (i) the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to such claim or action without the prior written consent of the Indemnified Party (not to be unreasonably withheld) and (ii) the Indemnified Party may participate in any such defense at its own expense. The Indemnified Party shall afford the Indemnifying Party’s counsel and other authorized representatives reasonable access during normal business hours to all books, records, offices and other facilities and properties of the Indemnified Party, and to the personnel of the Indemnified Party, and shall otherwise use all reasonable best efforts to cooperate with the Indemnifying Party, such counsel and such other authorized representatives in connection with the exercise of the rights of the Indemnifying Party pursuant to this Section 10.06; provided, however, that prior to the Indemnifying Party entering into any settlement arrangement it must first acknowledge its obligation to indemnify the Indemnified Party.

(b) If the Indemnifying Party shall not assume the defense of, or if after so assuming it shall fail to actively and diligently defend, any such claim or action, the Indemnified Party may defend against any such claim or action in such manner as it may deem appropriate (and the Indemnified Party need not consent with, or obtain any consent from, the Indemnifying Party in connection therewith) and may settle such claim or action on such terms as it may deem appropriate, and the Indemnifying Party promptly shall reimburse the Indemnified Party for the amount of such settlement and for all expenses, legal and otherwise, reasonably and necessarily incurred by the Indemnified

Party in connection with the defense against and settlement of such claim or action. If no settlement of such claim or action is made, the Indemnifying Party shall satisfy any judgment rendered with respect to such claim or in such action, before the Indemnified Party is required to do so, and pay all expenses, legal or otherwise, reasonably and necessarily incurred by the Indemnified Party in the defense against such claim or action.

(c) If a judgment is rendered against the Indemnified Party in any action covered by the indemnification hereunder, or any lien attaches to any of the assets of the Indemnified Party, the Indemnifying Party immediately upon such entry or attachment shall pay such judgment in full or discharge such lien unless, at the Indemnifying Party’s expense and direction, an appeal is taken under which the execution of the judgment or satisfaction of the lien is stayed. If and when a final judgment is rendered in any such action, the Indemnifying Party shall forthwith pay such judgment before the Indemnified Party is compelled to do so.

10.07 Expenses. Except as otherwise provided herein, the Seller and the Buyer shall each bear their own costs and expenses incurred in connection with this Agreement, the Related Agreements and the transactions contemplated hereby and thereby. The Buyer shall be responsible for the fees, commissions, expenses and reimbursements incurred by or required to be paid to the Buyer’s professional advisors, and the Seller shall be responsible for the fees, commissions, expenses and reimbursements incurred by or required to be paid to the Seller’s professional advisors.

ARTICLE XI

MISCELLANEOUS

11.01 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

11.02 No Assignment. This Agreement may not be assigned by any party hereto without the prior written consent of the other parties; provided, however, that each party may assign its rights and its obligations hereunder, in whole or in part, to any corporation or other entity controlled by, controlling or under common control with such party, and such party or its assignee may assign their rights hereunder, in whole or in part, to any purchaser of substantially all of the assets or business or capital stock of such party or such assignee, whether by merger or otherwise; provided, further, in the event that the Buyer assigns its rights pursuant to this Section 11.02, the Buyer agrees to remain responsible and liable for its obligations and duties under this Agreement in the event that the assignee breaches this Agreement or fails to perform such obligations and duties. Any attempted or purported assignment by either party other than in accordance with this Section 11.02 shall be null and void. Nothing herein is intended to prohibit the Seller from assigning the proceeds of the sale hereunder to a third party.

11.03 Counterparts. This Agreement may be executed in any number of counterparts, and by any party on separate counterparts, each of which as so executed and delivered shall be deemed an original but all of which together shall constitute one and the same instrument, and it shall not be necessary in making proof of this Agreement as to any party hereto to produce or account for more than one such counterpart executed and delivered by such party. Execution by facsimile signature shall be deemed to be, and shall have the same effect as, execution by original signature.

11.04 Governing Law. This Agreement shall be governed by and construed in accordance with the internal substantive laws of the State of New York (without regard to conflict of law principles) as to all matters, including but not limited to matters of validity, construction, effect, performance and remedies.

11.05 Suits in New York. The parties agree that any action or proceeding relating in any way to this Agreement or the Related Agreements or the transactions contemplated hereby and thereby shall be brought and enforced in either the state or federal district courts for the State of New York, and the parties hereby waive any objection to jurisdiction or venue in any such proceeding commenced in or removed to such courts.

11.06 Survival. The representations, warranties, indemnities and agreements of the parties to this Agreement contained herein or in any document delivered pursuant to or in connection herewith shall survive the Closing for eighteen (18) months and shall survive any investigation by any party hereto; provided, however, that (i) the representations and warranties of the Seller contained in Section 3.05 (Tax) shall survive until the expiration of the relevant statute of limitations and (ii) the representations and warranties in the first sentence of Section 3.02 (Authorization, Compliance), Section 3.08 (Title to Purchased Assets), the first sentence of Section 4.02 (Due Authorization; No Conflicts or Violations), the covenants contained in Section 5.05 (Confidentiality), and Article X (other than Section 10.04(b) (Nondisclosure; Noncompetition) shall survive the Closing indefinitely.

11.07 Notices. All notices required to be given under the terms of this Agreement or which any of the parties desires to give hereunder shall be in writing and personally delivered or sent by registered or certified mail, return receipt requested, or sent by overnight courier, or sent by fax addressed as follows:

(a)	To the Buyer. If to the Buyer, addressed to:

Incisive Media plc

Haymarket House

28-29 Haymarket

London SW1Y 4RX

United Kingdom

Attention: Jamie Campbell Harris

Fax: +44 (207) 4849987

With a copy to:

Carter Ledyard & Milburn LLP

2 Wall Street

New York, New York 10005

Fax: 212-732-3232

Attn: Raphael Grunfeld, Esq.

(b)	To the Seller. If to the Seller, addressed to:

Jupitermedia Corporation

23 Old Kings Highway South

Darien, CT 06820

Attention: Mitchell Eisenberg, Esq.

VP and General Counsel

Fax: (203) 655-5079

With a copy to:

Willkie Farr and Gallagher LLP

787 Seventh Avenue

New York, N.Y. 10019-6099, U.S.A.

Attn: Jeffrey R. Poss, Esq.

Fax: (212) 728-9536

Any party may designate a change of address at any time by giving written notice thereof to the other parties.

11.08 Amendment and Modification. This Agreement may be amended, modified or supplemented only by a written instrument executed by all of the parties hereto.

11.09 Waiver of Compliance. Except as otherwise provided in this Agreement, any failure of any of the parties to comply with any obligation, covenant, agreement or condition herein may be waived by the party or parties entitled to the benefits thereof only by a written instrument signed by the party or parties granting such waiver, but any such waiver or the failure to insist upon strict compliance with any obligation, covenant, agreement or condition herein, shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure or breach.

11.10 Interpretation. The table of contents and the article and section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and shall not in any way affect the meaning or interpretation of this Agreement. As used in this Agreement, the term “person” shall mean and include an individual, a partnership, a joint venture, a corporation, a trust, an unincorporated organization or a governmental entity or any department or agency thereof. As used in this Agreement, the term “subsidiary,” when used in reference to any other person, shall mean any corporation of which outstanding securities having ordinary voting power to elect a majority of the Board of Directors of such corporation are owned directly or indirectly by such other person. When used herein, the masculine, feminine or neuter gender and the singular or plural number shall each be deemed to include the others whenever the context so indicates or permits.

11.11 Entire Agreement. This Agreement and the Related Agreements, including the schedules, exhibits, documents, certificates and instruments referred to herein and therein, embody the entire agreement and understanding of the parties hereto in respect of any transactions contemplated by this Agreement and the Related Agreements and supersede all prior agreements, representations and understandings among the parties with respect thereto or with respect to the transactions contemplated hereby.

11.12 Severability of Covenants. The Seller acknowledges that the covenants contained in Section 10.04 of this Agreement are reasonable and necessary for the protection of the Buyer and its investment in the Purchased Assets and that each covenant, and the period or periods of time and the types and scope of restrictions on the activities specified therein are, and are intended to be, divisible and shall be deemed a series of separate covenants, one for each state or jurisdiction to which they are applicable. In the event that any provision of this Agreement, including any sentence, clause or part hereof, shall be deemed contrary to law or invalid or unenforceable in any respect by a court of competent jurisdiction, the remaining provisions shall remain in full force and effect to the extent that such provisions can still reasonably be given effect in accordance with the intentions of the parties, and any invalid and unenforceable provisions shall be deemed, without further action on the part of the parties, modified, amended and limited solely to the extent necessary to render the same valid and enforceable.

11.13 No Third-Party Beneficiaries. This Agreement and the Related Agreements shall not confer any rights or remedies upon any Person other than the parties hereto and thereto and their respective successors and permitted assigns.

ARTICLE XII

TERMINATION AND ABANDONMENT

12.01 Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by the written agreement of all of the parties hereto;

(b) by the Buyer if there has been a material violation or breach by the Seller of any covenant, agreement, representation or warranty contained in this Agreement entitling the Buyer not to Close under Article VI and which the Seller fails to cure within ten (10) business days after notice thereof is given by the Buyer (except no cure period shall be provided for a violation or breach by the Seller which by its nature cannot be cured);

(c) by the Seller if there has been a material violation or breach by the Buyer of any covenant, agreement, representation or warranty contained in this Agreement entitling the Seller not to Close under Article VI and which the Buyer fails to cure within ten (10) business days after notice thereof is given by the Seller (except no cure period shall be provided for a violation or breach by the Buyer which by its nature cannot be cured); or

(d) by either the Buyer or the Seller if the Closing of the transactions contemplated by this Agreement shall not have been consummated on or before September 30, 2005; provided, however, that termination pursuant to this subsection (d) shall not relieve any party of the liabilities contemplated by the proviso to the second sentence of Section 12.02 hereof, if applicable.

12.02 Procedure and Effect of Termination. In the event of termination of this Agreement and abandonment of the transactions contemplated hereby by any of the parties pursuant to Section 12.01(b), (c) or (d) of this Agreement, written notice thereof shall forthwith be given by the terminating party to the other parties and this Agreement shall terminate and the transactions contemplated hereby shall be abandoned, without further action by any of the parties hereto. If this Agreement is properly terminated, none of the parties hereto nor any of their respective directors, officers or Affiliates, as the case may be, shall have any liability or further obligation to any of the other parties or any of their respective directors, officers or Affiliates, as the case may be, pursuant to this Agreement; provided, however, that if any such termination shall result from the breach of a warranty or the failure of a party to fulfill a condition to the performance of the obligations of the other parties or to perform a covenant or agreement contained in this Agreement or from any other willful breach by any party to this Agreement, such party shall be solely liable for any and all damages (excluding any consequential, speculative, lost profit or punitive damages), costs and expenses (including, but not limited to, counsel’s fees) sustained or incurred by the other parties as a result of such failure or breach. The provisions of Sections 5.05 (Confidentiality), 11.04 (Governing Law), 11.05 (Suits in New York), 11.07 (Notice), 11.12 (Severability of Covenants) and 12.02 (Procedure and Effect of Termination) shall survive any termination hereof.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have each caused this Agreement to be executed by their duly authorized officers as of the date first above written.

INCISIVE MEDIA PLC

By:	/s/ Tim Weller
Name:	Tim Weller
Title:	CEO

JUPITERMEDIA CORPORATION

By:	/s/ Christopher S. Cardell
Name:	Christopher S. Cardell
Title:	President

[Signature Page to the Asset Purchase Agreement]

Appendix I

DEFINITIONS

“Accounts Receivable” has the meaning set forth in Section 1.01(f).

“Adverse Consequences” means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, reasonable amounts paid in settlement, liabilities, obligations, taxes, liens, losses, expenses, and fees, including court costs and reasonable attorneys’ fees and expenses but excluding any consequential, speculative lost profit or punitive damages.

“Accounting Referee” has the meaning set forth in Section 1.06(a).

“Advertising Fees” means the fees paid to the SES Business by customers in exchange for the placing of advertisements in Conference materials, on Websites or other media controlled by the SES Business.

“Affiliate” has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act.

“Agreement” has the meaning set forth in the preamble.

“Allocation Statement” has the meaning set forth in Section 1.06(a).

“Apportioned Obligations” has the meaning set forth in Section 10.03(b).

“APR Action” has the meaning set forth in Section 1.03.

“Assignment, Bill of Sale and Assumption Agreement” has the meaning set forth in Section 2.02.

“Assumed Liabilities” has the meaning set forth in Section 1.03.

“Barter Agreements” has the meaning set forth in Section 1.02.

“Barter Receipts” has the meaning set forth in Section 1.02.

“Buyer” has the meaning set forth in the preamble.

“Buyer Group” has the meaning set forth in Section 10.04(a).

“Buyer Indemnified Parties” has the meaning set forth in Section 10.05(a).

“Carryover Vacation Days” has the meaning set forth in Section 8.03.

“Cash Realisation Agreement” has the meaning set forth in Section 2.06.

“Cash Receipts” has the meaning set forth in Section 1.01(g).

“Chicago Conference” means the Conference Event scheduled to take place in Chicago, Illinois, between December 5 and 8, 2005.

“Closing” has the meaning set forth in Section 7.01.

“Closing Date” has the meaning set forth in Section 7.01.

“Closing Net Working Capital” has the meaning set forth in Section 1.07(b).

“Closing Net Working Capital Statement” has the meaning set forth in Section 1.07(b).

“Code” has the meaning set forth in Section 1.06(a).

“Conferences” has the meaning set forth in the recitals.

“Conference Events” means Conferences organized by the SES Business, or Persons on their behalf using the Search Engine Strategies name for Persons engaged in the search engine business.

“Confidential Information” has the meaning set forth in Section 5.05.

“Costs” has the meaning set forth in Section 1.04.

“Court” has the meaning set forth in Section 1.03.

“Equivalent Compensation and Benefits” has the meaning set forth in Section 8.01(a).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” has the meaning set forth in Section 1.04.

“Escrow Account” has the meaning set forth in Section 1.05(a).

“Escrow Agent” has the meaning set forth in Section 1.05(a).

“Escrow Agreement” has the meaning set forth in Section 1.05(a).

“Escrow Amount” has the meaning set forth in Section 1.05(a).

“Estimated Net Working Capital” has the meaning set forth in Section 1.07(a).

“Excluded Assets” has the meaning set forth in Section 1.02.

“Excluded Liabilities” has the meaning set forth in Section 1.04.

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“Exhibitor” means a Person that exhibits services or goods related to the search engine business from real and virtual points of sale at Conference Events or on the Websites in exchange for a fee, known as an Exhibitor Fee paid to the SES Business.

“Exhibitor Fees or Fee” means the fees paid to the SES Business by Exhibitors in exchange for the right to exhibit goods and services at Conference Events and on the Websites.

“Expiration Date’ has the meaning set forth in Section 8.01(b).

“Fees” has the meaning set forth in Section 1.01(f).

“Financing Agreements” means (i) a placing agreement by and between Investec Bank (UK) Limited and the Buyer and (ii) a supplemental agreement by and among the Buyer, certain subsidiaries of the Buyer as Original Borrowers, certain subsidiaries of the Buyer as Original Guarantors, the Royal Bank of Scotland PLC as Original Lender, the Royal Bank of Scotland PLC as LNG Bank, the Royal Bank of Scotland PLC as Working Capital Bank and the Royal Bank of Scotland PLC as Facility Agent and Security Agent relating to a Senior Term and Guarantee Facilities Agreement, dated 5 September 2002, and amended and/or restated on 3 April 2003, 23 April 2004 and 23 February 2005 (all such terms defined therein).

“Force Majeure” means acts beyond the reasonable control of a party, including, without limitation, acts of God, fire, explosion, vandalism, natural disaster, storm or other similar occurrence, any law, order, regulation, direction, action or request of the United States government or state or local governments, or of any department, agency, commission, court, bureau, corporation or other instrumentality of any one or more said governments, or of any civil or military authority, national emergencies, insurrections, riots, wars, acts of terrorism, interruptions of communications, strikes, lock-outs or work stoppages, or other labor difficulties, difficulty obtaining access to facilities, supplier failures, shortages, breaches or delays.

“GAAP” means United States generally accepted accounting principles as in effect from time to time.

“Incisive Side Letter” has the meaning set forth in Section 2.09.

“Indemnified Party” has the meaning set forth in Article X.

“Indemnifying Party” has the meaning set forth in Article X.

“Independent Expert” has the meaning set forth in Section 1.07(d).

“Initial Closing Date Payment” has the meaning set forth in Section 1.07(a).

“Knowledge” means the knowledge of Alan Meckler, Christopher Cardell, Christopher Baudouin and Michael DeMilt (limited to matters relating to marketing tools and practices) after reasonable investigation.

“Lien” means any mortgage, pledge, lien, encumbrance, charge, or other security interest (including but not limited to a lien arising out of any Employee Pension Benefit Plan

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within the meaning of Section 3(2)(A) of ERISA that is or was subject to Title V of ERISA) other than (a) liens for Taxes not yet due and payable or for Taxes that the taxpayer is contesting in good faith through appropriate proceedings, (b) purchase money liens and liens securing rental payments under capital lease arrangements, and (c) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money (such liens referred to in the foregoing clauses (a) through (c) are referred to herein as “Permitted Liens”).

“Mailing Lists” has the meaning set forth in Section 3.09(f).

“Material Contracts” has the meaning set forth in Section 3.06(a).

“Net Working Capital” has the meaning set forth in Section 1.07(a).

“Notice of Objection” has the meaning set forth in Section 1.07(c).

“Ordinary Course of Business” means the ordinary course of business consistent with past or industry custom and practice (including with respect to quantity and frequency).

“Permitted Liens” has the meaning set forth in the definition of Liens in this Appendix I.

“Person” means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).

“Post-Closing Tax Period” has the meaning set forth in Section 10.03(b).

“Pre-Closing Tax Period” has the meaning set forth in Section 10.03(b).

“Prepaid Expenses” has the meaning set forth in Section 1.01(h).

“Purchase Price” has the meaning set forth in Section 1.05(a).

“Purchased Assets” has the meaning set forth in Section 1.01.

“RBS Side Letter” has the meaning set forth in Section 2.08.

“Refund Requests” has the meaning set forth in Section 1.03.

“Registration” means the process by which Persons wishing to attend Conference Events sign up for such events.

“Registration Fee or Fees” means the fees paid to the SES Business in exchange for the right to attend and participate in Conference Events.

“Related Agreements” has the meaning set forth in Article II.

“San Jose Conference” means the Conference Event scheduled to take place in San Jose, California from August 8 through 11, 2005.

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“Seller” has the meaning set forth in the preamble.

“Seller Group” has the meaning set forth in Section 10.04(b).

“Seller Indemnified Parties” has the meaning set forth in Section 10.05(b).

“SES Business” has the meaning set forth in the recitals.

“SES Business Employees” has the meaning set forth in Section 3.16.

“SES Business Financial Statements” has the meaning set forth in Section 3.03.

“SES Revenues” means revenues derived from the SES Business.

“Settlement Agreement” has the meaning set forth in Section 1.03.

“Side Letter Agreement” has the meaning set forth in Section 2.07.

“Sponsorship” means the right to sponsor a Conference Event which entitles the sponsor to have its name-brand or logo publicly displayed and promoted at the Conference or Website event for a fee known as a Sponsorship fee, paid to the SES Business.

“Sponsorship Fees or Fee” means the fees paid to the SES Business by Sponsors in exchange for the right to have their name, brand or logo publicly displayed and promoted at Conference Events.

“Subscription Fees” means fees paid by customers of the SES Business for membership only content on the Websites.

“Tax” means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Third Party Claim” has the meaning set forth in Article X.

“Trademark Assignment” has the meaning set forth in Section 2.03.

“Transferred Employees” has the meaning set forth in Section 8.01(b).

“Transferred Intellectual Property” has the meaning set forth Section 1.01(a).

“Transfer Taxes” has the meaning set forth in Section 10.03(a).

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“Transition Period” has the meaning set forth in Section 8.01(a).

“Transition Services Agreement” means that certain agreement dated as of the Closing Date attached hereto as Exhibit D between Buyer and Seller pursuant to which Seller will perform certain transition services (as defined therein) for Buyer following the Closing.

“Websites” has the meaning set forth in the recitals.

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